Exhibit 3.1

The Companies Law 5759-1999

A Company Limited by Shares

Amended and Restated Articles of Association

of

ARGO MEDICAL TECHNOLOGIES LTD.

Preliminary

1	Definitions

Limitation of Liability

2	Limitation of Liability

Purposes of the Company

3	Purposes of the Company

Office

4	Office

Private Company

5	Private Company

Share Capital

6	Share Capital

Shares (7-13)

7	Rights of holders of the Ordinary A Shares

8	Rights of the Ordinary B Shares;

9	Rights of holders of the Preferred Shares

Preemptive Rights

14	Preemptive Rights

Additional Rights of the Company’s Preferred Shares

15	Conversion Rights

16	Liquidation

Transfer, Transmission and Sale of Shares in the Company

17	Transfer

18	Rights of First Refusal

19	No Sale

20	Right of Co-sale

20.7	Bring Along

Modification of Capital

23	Modification of Capital

Registered Holder

24	Registered Holder

Share Certificates (25-28)

Calls (29-36)

Forfeiture of Shares (37.1-37.7)

Lien (38-41)

Borrowing Power (42-43)

General Meetings (44-46)

Notice of General Meetings

47	Notice of General Meetings

Proceedings at General Meetings (48-52)

47	Quorum

49	Chairman

50	Power to Adjourn

51	Resolutions

Voting Rights and Votes of Shareholders (53-55)

Proxies (57-59)

Instrument of Appointment of Proxy (60-61)

Shareholders Resolutions in Writing (62)

The Board of Directors (63-69)

Alternate Director (70-75)

Proceedings of the Board of Directors (76-81)

Delegation of Power of Board (82-83)

Powers of Board of Directors (84)

Local Management (85-86)

President and/or CEO and/or General Manager (87)

Minutes (88)

Restrictive Provisions (89)

Branch Registers (90)

The Stamp and Signatory Rights (91-94)

The Secretary Officers and Attorneys (95-96)

Dividends and Reserve Fund (97-106)

Books of Account, Accounts and Audit (107-110)

Notices (111-116)

Exemption. Insurance and Indemnity (117-119)

Reorganization of the Company (120)

Contributions by the Company (121)

Interpretation (122)

The Companies Law 5759-1999

A Company Limited by Shares

Amended and Restated Articles of Association

of

ARGO MEDICAL TECHNOLOGIES LTD.

Preliminary

1. The following Articles shall, subject to repeal, addition and alteration as provided by the Companies Law (as defined in Article 1.1 below) or these Articles (as defined in Article 1.1 below), be the Articles of the Company.

1.1. In these Articles, unless the context otherwise requires, the words standing in the first column of the following table shall bear the meanings set opposite them

Articles	These Amended and Restated Articles, as may be amended from time to time according to the provisions of the Companies Law and the provisions herein.

Auditors	The Company’s auditors appointed according to the provisions of the Companies Law and the provisions herein.

Board	The board of directors of the Company lawfully appointed in accordance with Articles 63 and 64.

CEO	The chief executive officer of the Company.

CFO	The chief financial officer of the Company.

Chairman	The chairman of the Board.

Companies Law	The Israeli Companies Law, 5759-1999, as may be amended from time to time including any and all rules and regulations promulgated thereunder.

Company	Argo Medical Technologies Ltd., corporate registration number 51-312137-6.

Control	The possession directly or indirectly of more than 50% (fifty percent) of the voting power, the right to appoint at least 50% of the members of the board of directors, or the right to receive more than 50% of the distributed profits of such shareholder.

Conversion Price	The applicable conversion price for each class of Preferred Shares, as shall be subject to the adjustments set forth in Article 15 herein.

Conversion Rate	With respect to each class of Preferred Shares, the quotient obtained by dividing the Original Issue Price of such of Preferred Shares by the Conversion Price of such of Preferred Shares then in effect.

Conversion Shares	The Ordinary A Shares issued or issuable pursuant to the conversion or reclassification of the Preferred Shares.

Convertible Securities	Options, warrants and/or rights to purchase or subscribe for shares of the Company, and/or securities convertible, exchangeable or exercisable into shares, of the Company, and/or options to purchase and/or rights to subscribe for such convertible and/or exchangeable securities.

Deemed Liquidation	Each of the following events or their final consummation following a series of related transactions: (A) a Merger; (B) a sale of all or substantially all the Company’s shares or assets; (C) a declaration or payment by the Company of a Dividend in excess of fifty percent (50%) of the value of the assets of the Company; (D) a transaction or a series of related transactions, in which the Company transfers or grants to one single entity (and/or any entity which is directly or indirectly controlled by, controlling or under common control with such entity (where “control” means the holding, directly or indirectly, of more than 50% of the issued and outstanding equity or voting capital in such entity and/or the ability to appoint or elect a majority of the members of the board of directors (or similar organ) of the entity and/or the ability to direct the policy and management of the entity)) an exclusive license over all or substantially all of Company’s intellectual property in the majority of the world’s major markets; or (E) a sale of all or substantially all the shares or assets of a subsidiary of the Company.

Director	A member of the Board appointed in accordance with the provisions of these Articles and holding office from time to time.

Distributable Proceeds	Any gross cash payments whether in the form of a lump sum, future earnings, earn out, royalties, milestone payments etc., or as a non-cash consideration distributed or distributable to the shareholders, including but not limited to any share exchanges, all dividends, assets or proceeds; any or all of the above as legally available for distribution to the Shareholders.

Distribution or Dividend	As defined in the Companies Law.

Exempted Securities	Each of the following: (A) Ordinary Shares issued pursuant to a transaction described in or for which an adjustment is made under the terms of the Articles;

(B) shares issued to employees, consultants or service providers pursuant to a share/stock option plan(s) approved as per Article 89 hereto by the Board, within an agreed upon option/share pool approved by the Board;

(C) Ordinary A Shares issued upon conversion of all classes of Preferred Shares;

(D) Securities of the Company sold to the public in an IPO or QIPO;

(E) Securities issued to a third party not a current shareholder of the Company in an arms length transaction that the majority vote of the Preferred Shares voting as a single class on an as- converted basis, which majority shall include the vote of two of the following entities: Vitalife, IHCV, and Yaskawa, resolved to deem such securities as Exempted Securities.

Exit Event	A Liquidation or Deemed Liquidation.

Founder	Dr. Amit Goffer (“Goffer”).

General Meetings: Annual General Meeting, Extraordinary General Meeting and Class Meeting	As such terms are defined in the Companies Law.

Government Shares	5,237 Series A Preferred Shares NIS 0.01 par value each of the Company.

IHCV	Israel Healthcare Ventures 2, L.P. Incorporated and its Permitted Transferees.

IHCV Director	The member of the Board appointed by IHCV.

IHCV Entities	IHCV and may include also their Permitted Transferees.

Including	including without limitation

IPO	The consummation of the Company’s initial public offering of its Ordinary Shares pursuant to an effective registration statement under the US Securities Act of 1933, as amended, or any equivalent law of another jurisdiction in any stock exchange.

Liquidation	(A) any dissolution, winding-up or liquidation of the Company; (B) any foreclosure by creditors of the Company on substantially all assets of, or equity interests in the Company; whether voluntarily or involuntarily; (C) any bankruptcy, insolvency or reorganization proceeding under any bankruptcy or insolvency or similar law, whether voluntary or involuntary, is properly commenced by or against the Company and any such proceedings shall remain undismissed for a period of sixty (60) days, or adjourned by decision of the Court by additional thirty (30) days; or (D) in case a receiver or liquidator is appointed to all or substantially all of the Company’s assets.

Major Shareholder	A shareholder of the Company who became a shareholder through the investment of funds in the Company as part of a round of investment.

Merger	A merger or consolidation of the Company with or into another corporation in which the shareholders, holding a majority of the voting power of the Company immediately prior to such transaction, do not retain a majority of the voting power in the surviving corporation (not taking into account any securities of the other corporation acquired by the shareholders in addition to the shares of the corporation received by them on account of their pro rata holdings in the Company).

Milestone Shares	As defined in the Series D SPA.

Month	A Gregorian calendar month.

New Securities	Any shares of any kind of the Company and any Convertible Securities issued or deemed to be issued as per the provisions of the Articles other than Exempted Securities.

Office	The registered office of the Company at any one time, as may be determined by the Board from time to time, all in accordance with Section 123 of the Companies Law.

Officer	Office Holder (“Nosse Misra”) as is defined in the Companies Law.

Ordinary A Share(s)	As defined in Article 6 below.

Ordinary B Share(s)	As defined in Article 6 below.

Ordinary Resolution	A resolution that requires a majority of more than fifty percent (50%) of the votes of the issued and outstanding share capital present or otherwise represented at a General Meeting and entitled to vote.

Ordinary Shares	The Ordinary A Shares and the Ordinary B Shares, collectively

Original Issue Date	(A) With respect to the Preferred A Shares: March 20, 2006, (B) with respect to the Preferred B Shares: October 28, 2009, (C) with respect to the Preferred C Shares: the applicable Closing Date on which each Preferred C Share was issued, and (D) with respect to the Preferred D Shares: September 30, 2013.

Original Issue Price	(A) With respect to the Preferred A Shares: US $73.51 per share, (B) with respect to the Preferred B Shares: US $73.51 per share, (C) with respect to the Preferred C-l Shares: US $105,815 per share, (D) with respect to the Preferred C-2 Shares: US $84,652 per share, (E) with respect to the Preferred D-1 Shares: US $121,000 per share, (F) with respect to the Preferred D-2 Shares: US $96,800 per share, (G) with respect to the Preferred D-3 Shares: US $101,197 per share, and (H) with respect to the Preferred D-4 Shares: US $103,016 per share.

Permitted Transferee	(A) With respect to a shareholder which is an entity or corporation: (i) any Person directly or indirectly controlled by, controlling or under common control with such shareholder; (ii) With respect to any Vitalife or Vitalife I entity, or IHCV Entity: respectively all other Vitalife or Vitalife I entities, or IHCV Entities, - any of their general partners, limited partners, or affiliated partnerships, managed by the same management company or managing partner or by an entity which controls, is controlled by, or is under common control with such management company or managing partner, or any shareholder, partner or member of such affiliate; (iii) With respect to each Pontifax entity: all other Pontifax entities, - any of their general partners, limited partners, or affiliated partnerships, managed by the same management company or managing partner or by an entity which controls, is controlled by, or is under common control with such management company or managing partner, or any shareholder, partner or member of such affiliate, (iv) with respect to TIFT and solely with respect to the Government Shares held by it, the Government of the State of Israel or another regulatory body designated therefor (as defined in the Preferred B SPA), (v) With respect to TRDF, an entity directly under the joint Control of TRDF and the Technion – Israel Institute of Technology; and (vi) with respect to a shareholder which is a venture capital fund, any third party acquiring at least 95% of such shareholder’s assets, including securities of all or substantially all portfolio companies.

(B) With respect to a shareholder who is an individual: (i) a first degree family member of such shareholder; or (ii) an entity wholly owned by such shareholder, provided that such entity remain wholly owned by such shareholder, such shareholder has provided the Company with a binding undertaking not to transfer its ownership, shares or rights in such entity to any third person and to otherwise be bound by all of the terms of the Articles and all other agreements related to such shares to which the shareholder is a party at the time of the transfer, and further provided that such entity may only transfer the shares of the Company transferred to it back to the original holder of such shares.

Person	Any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

Pontifax	Pontifax (Israel) II L.P., Pontifax (Israel) II - Individual Investors L.P. and Pontifax (Cayman) II L.P.

Preferred A Shares	As defined in Article 6 below.

Preferred B Shares	As defined in Article 6 below.

Preferred C Shares	Preferred C-l Shares and Preferred C-2 Shares, collectively.

Preferred C-l Shares	As defined in Article 6 below.

Preferred C-2 Shares	As defined in Article 6 below.

Preferred D Shares	Preferred D-l Shares, Preferred D-2 Shares, Preferred D-3 Shares, and Preferred D-4 Shares, collectively.

Preferred D-l Shares	As defined in Article 6 below.

Preferred D-2 Shares	As defined in Article 6 below.

Preferred D-3 Shares	As defined in Article 6 below.

Preferred D-4 Shares	As defined in Article 6 below.

Preferred Shareholder	A holder of Preferred Shares.

Preferred Shares	Preferred A Shares, Preferred B Shares, Preferred C Shares and Preferred D Shares, collectively.

QIPO or Qualified IPO	An IPO reflecting a company pre-money valuation of US $60,000,000 and generating minimum net proceeds to the Company of at least US $30,000,000 (thirty million U.S. dollars).

Recapitalization Event	Any share split, share subdivision or combination, distribution of a share dividend, recapitalization or similar event relating to the Company’s share capital.

Series A SPA	The Share Purchase Agreement for the purchase of Preferred A Shares dated March 20, 2006.

Series B SPA	The Share Purchase Agreement for the purchase of Preferred B Shares dated October 28, 2009.

Series C SPA	The Share Purchase Agreement for the purchase of Preferred C Shares dated July 26, 2011.

Series D SPA	The Share Purchase Agreement for the purchase of Preferred D Shares dated September 24, 2013.

Shareholders Agreement	The Third Amended and Restated Shareholders Agreement by and between the Founder and the rest of the shareholders of the Company executed at the closing of the Series D SPA and attached as Schedule 3.2.4 to the Series D SPA.

The Shareholders Register	The register of Company’s shareholders to be kept in accordance with Section 130 of the Companies Law.

TIFT	The Technological Incubator Founded by the Technion R&D Foundation Ltd.

TRDF	Technion Research and Development Foundation Ltd.

in writing	refers to written, printed, photocopied, typed, sent via facsimile, e-mail or produced by any visible substitute for writing, or partly one and partly another, and “signed” shall be construed accordingly.

Vitalife	SCP Vitalife Partners II, L.P. and/or SCP Vitalife Partners (Israel) II, L.P., and their Permitted Transferees.

Vitalife Director	The member of the Board appointed by Vitalife.

Vitalife I	Each of: Vitalife Partners (Israel) L.P., Vitalife Partners (D.C.M.) L.P., and Vitalife Partners (Overseas) L.P and their Permitted Transferees.

Yaskawa	Yaskawa Electric Corporation and its Permitted Transferees.

Yaskawa Director	The member of the Board appointed by Yaskawa.

Year	refers to 12 consecutive Months.

1.2. The titles and headings appearing in these Articles are for ease of reference only and shall not be deemed to be part thereof.

1.3. In these Articles, unless defined otherwise, expressions defined in the Companies Law, or any modification thereof in force on the date on which these Articles become binding upon the Company, shall have the meanings so defined. Words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include the female gender, and words importing persons shall include bodies corporate.

Limitation of Liability

2. The liability of shareholders for the Company’s obligations is limited to the unpaid portion of the nominal value of the Company’s shares, all subject to Section 304 of the Companies Law.

Purposes of the Company

3. Subject to any limitations contained herein and to any applicable law, the Company shall engage in any legal occupation and/or business.

Office

4. The Office of the Company shall be at such place as the Board shall determine from time to time.

Private Company

5. The Company is a private company and accordingly:

5.1. The number of shareholders of the Company (exclusive of persons who are in the employment of the Company and of former employees of the Company who became shareholders of the Company while so employed) shall not exceed fifty (50), provided that where two (2) or more persons hold one (1) or more share(s) in the Company jointly, they shall, for the purposes of these Articles, be treated as a single shareholder;

5.2. Any invitation to the public to subscribe for any shares, debentures, debenture stock or any other securities of the Company is hereby prohibited; and

5.3. The right of transfer of shares shall be restricted as hereinafter provided.

6. The share capital of the Company is NIS 100,000 (one hundred thousand New Israeli Shekels), divided into: (i) 9,367,323 (Nine Million, Three Hundred and Sixty Seven Thousand, and Three Hundred and Twenty Three) Ordinary A Shares of NIS 0.01 nominal value each (“Ordinary A Shares”); (ii) 100,000 (One Hundred Thousand) non-voting Ordinary B Shares of NIS 0.01 nominal value each (“Ordinary B Shares”); (iii) 11,000 (Eleven Thousand) Series A Preferred Shares of NIS 0.01 nominal value each (“Preferred A Shares”); (iv) 100,000 (One Hundred Thousand) Series B Preferred Shares of NIS 0.01 nominal value each (“Preferred B Shares”); (v) 200,000 (Two Hundred Thousand) Series C-l Preferred Shares of NIS 0.01 nominal value each (“Preferred C-l Shares”); (vi) 40,000 (Forty Thousand) Series C-2 Preferred Shares of NIS 0.01 nominal value each (“Preferred C-2 Shares”); (vii) 100,000 (One Hundred Thousand) Series D-1 Preferred Shares of NIS 0.01 nominal value each (“Preferred D-1 Shares”); (viii) 69,387 (Sixty Nine Thousand, and Three Hundred and Eighty Seven) Series D-2 Preferred Shares of NIS 0.01 nominal value each (“Preferred D-2 Shares”); (ix) 10,323 (Ten Thousand, Three Hundred and Twenty Three) Series D-3 Preferred Shares of NIS 0.01 nominal value each (“Preferred D-3 Shares”); and (x) 1,967 (One Thousand, Nine Hundred and Sixty Seven) Series D-4 Preferred Shares of NIS 0.01 nominal value each (“Preferred D-4 Shares”).

Shares

7. The holders of Ordinary A Shares shall have the following rights:

7.1. to receive notices of General and Extraordinary General Meetings;

7.2. to attend the Company’s General and Extraordinary General Meetings and vote thereat, either in person or by a proxy;

7.3. to receive Dividends in such cases where the Board has lawfully decided to distribute dividends in accordance with the provisions of Articles 97 through 106 below;

7.4. to participate in the distribution of the Company’s assets remaining after liquidation or winding up, in accordance with the provisions of Article 16 below.

7.5. to examine and receive copies of any register, document, report, or account of the Company according to the rights conferred by the Companies Law.

8. Rights of the Ordinary B Shares.

8.1. The holders of Ordinary B Shares shall have the same rights as the Ordinary A Shares other than, until the their conversion into Ordinary A Shares, the right to (i) receive notices of General and Extraordinary General Meetings; and (ii) attend the Company’s General and Extraordinary General Meetings and vote thereat, either in person or by a proxy.

8.2. Each of the Ordinary B Shares shall automatically be converted into such number of fully paid and non-assessable Ordinary A Shares immediately prior to the consummation of an IPO.

9. The holders of Preferred Shares shall have all the rights accruing to holders of Ordinary A Shares in the Company, and in addition shall have all the additional rights set forth in these Articles with respect to the Preferred A Shares, Preferred B Shares, Preferred C Shares and/or Preferred D Shares (as applicable) and the holders thereof.

10. Subject to the rights of the Preferred Shareholders and of the Preferred Shares, and without prejudice to any special rights previously conferred by the issued outstanding shares in the Company, the Company may issue shares with such preferred or deferred rights of redemption or other special rights or such restrictions, whether concerning dividends, voting, repayment of share capital or otherwise, as may be determined by the Company from time to time.

11. Subject to the rights attached to the Preferred Shares under these Articles:

11.1. If at any time the Company’s share capital is divided into different classes of shares (unless otherwise provided for in these Articles or by the terms of issue of the shares of that class), the Company may change or convert the rights, advantages, restrictions, and provisions attached at that time to any class, after receipt of the written consent of the holders of more than 50% of the issued shares of the class so affected: provided, however, that (i) any conversion of the Preferred B Shares to Ordinary A Shares, or (ii) the change of any rights advantages, restrictions, or provisions attached to the Preferred B Shares, will require the written consent of Vitalife (and to the extent such conversion or change of right does not apply to all Preferred Shares - one additional holder of Preferred B Shares), and provided further, that (a) any conversion of the Preferred C Shares to Ordinary A Shares, or (b) the change of any rights advantages, restrictions, or provisions attached to the Preferred C Shares, will require the written consent of IHCV, and provided further, that (x) any conversion of the Preferred D Shares to Ordinary A Shares, or (y) the change of any rights, advantages, restrictions, or provisions attached to the Preferred D Shares will require the written consent of Yaskawa. It is hereby made clear and agreed that the creation of any class of shares having rights which are superior or more favorable than the rights attached to the Preferred Shares shall not be deemed or considered a change of the rights of Preferred Shares. The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to every such class meeting.

11.2. Without derogating from Article 11.1 above and Article 89 below, the Company may from time to time amend these Articles by Ordinary Resolution, provided, however, that if such amendment affects the Founder’s rights granted to him under the Shareholders Agreement, such amendment shall require the consent of the Founder.

11.3. The provisions of Article 48 below with regard to a quorum at General Meetings shall apply to a class meeting held pursuant to Article 11.1 above, mutatis mutandis.

11.4. For the purpose of these Articles, and notwithstanding the provisions of Section 20(c) of the Companies Law which are specifically excluded: (i) the holders of the Preferred C-l Shares and the Preferred C-2 Shares shall be considered, together, as one class and will vote as a single class, on an as converted basis, on all matters requiring class vote, in accordance with the provisions of Article 11 above and subject to Article 48 hereto, (ii) the holders of the Preferred D-1 Shares, the Preferred D-2 Shares, the Preferred D-3 Shares and the Preferred D-4 Shares shall be considered, together, as one class and will vote as a single class, on an as converted basis, on all matters requiring class vote, in accordance with the provisions of Article 11 above and subject to Articles 48 and 56(C), and (iii) unless specifically provided herein, all shareholders of the Company shall vote together and not as a separate class on any matter presented to the shareholders.

Aggregation of Stock

12. All shares held by two or more shareholders, who are Permitted Transferees, shall be aggregated together for the purpose of determining the availability of any rights under these Articles for such shareholders, including rights which are conditioned on the relevant shareholder holding shares representing a minimum percentage, etc.

13. Subject to the provisions of Articles 14 and 89 below and to the rights of the Preferred Shareholders and of the Preferred Shares, and without derogating from the provisions of these Articles and of the Companies Law, the un-issued share capital of the Company shall be under the control of the Board, which shall have the authority and power to issue shares or otherwise dispose of such share capital to such persons, on such terms and conditions (including, inter alia, terms relating to calls on shares as set forth in Articles 29 through and including 36 below), at such price (either at a premium or at nominal value, or, subject to the provisions of the Companies Law, at a discount), and at such times as the Board may deem fit. Subject to the provisions of Article 14 below and to the rights of the Preferred Shareholders by virtue of holding Preferred Shares as set forth herein, and without derogating from the provisions of these Articles and of the Companies Law, the Board shall also have the authority and power to grant any person or entity the option to acquire from the Company any shares of the Company, either for the nominal value of such underlying shares or for a premium, or, subject to the aforesaid, at a discount, at such time and for such consideration as the Board may deem fit.

14. Preemptive Rights

Until the consummation of an IPO, and unless the right to receive such offer has or shall have been waived in writing by a shareholder who would otherwise be entitled thereto, the following provisions shall govern the issuance of any New Securities by the Company:

14.1. Any New Securities to be issued by the Company (the “Offered Securities”) shall first be offered by the Company - on equivalent terms of issuance - to Major Shareholders, in proportion to their respective holdings of the total outstanding share capital of the Company, on an as-converted basis held by the Major Shareholders, provided such Major Shareholders are not in default of payment due from them in respect of the shares held by them.

14.2. Such offer to the Major Shareholders is to be made by providing them with a written notice identifying the proposed purchaser(s) and describing the terms of the proposed issuance (the “Offer Notice”). At the request of any Major Shareholder, the Company shall also provide additional reasonably requested information as to the identity of the proposed purchaser or the terms of the proposed transaction. Any such Major Shareholder may accept such offer as to all or any part of the portion of the Offered Securities so offered to it so as to maintain the same percentage in the Company’s holdings as such Major Shareholder held immediately prior to the proposed issuance of said Offered Securities by giving the Company written notice of acceptance within fourteen (14) days following the date on which such Offer Notice was given; provided, however, that Major Shareholders who are also Preferred Shareholders (in this Article 14, “Major Preferred Shareholders”) shall have an over-allotment right with respect to the Offered Securities offered to the other Major Shareholders who decline to accept such offer, which over allotment right shall be calculated based on their full pro rata share of the Offered Securities (for the purposes of this Article 14, such Offered Securities with respect to which Major Shareholders have declined to exercise their preemptive right under this Article 14.2 are referred to as the “Declined Offered Securities”).

14.3. Following the consummation of the pre-emptive procedure detailed above, the Offered Securities shall be sold under the terms specified in the Offer Notice as follows: (i) Each Major Shareholder who elected to exercise its pre-emptive rights (fully or partially) will purchase its pro-rata portion of the Offered Securities (or, if so chosen by the applicable Major Shareholder, such part of its pro-rata portion indicated by him/her/it); (ii) The balance of the Offered Securities which are Declined Offered Securities will be reallocated among those Major Preferred Shareholders who elected to purchase their entire respective pro-rata portions of the Offered Securities as provided in Article 14.2 above, such allocation being effected among such shareholders on a pro-rata basis based on their respective shareholdings of Preferred Shares, (the balance of any remaining Declined Offered Securities shall thereafter be reallocated according to this sub-Article 14.3(ii) until all Declined Offered Securities have been allocated or all participating Major Preferred Shareholders have purchased the maximum number of Offered Securities they wish to purchase); and (iii) any remaining Offered Securities shall be under the control of the Board as aforesaid and may be subsequently issued without regard to this Article 14, except that said re-offered Offered Securities may not be issued in exchange for consideration less than or on terms more favorable to the purchaser than those offered pursuant to Sub-Article 14.2. If any of the Offered Securities are not acquired by the expiration of a three (3) month period following the first written notice under this Article, then such shares may not be issued except by compliance with the provisions of this Article 14.

Additional Rights of the Company’s Preferred Shares

15. Conversion of Preferred Shares

The Preferred Shares shall have conversion rights as follows:

15.1. Right to Convert

15.1.1. Each Preferred Share shall be convertible, without payment of any consideration, by the holder thereof and at the option of the holder thereof, at any time after the issuance of such share at the Office or any transfer agent for the shares, into such number of fully paid and non-assessable Ordinary A Shares of the Company at the Conversion Rate then in effect for such Preferred Share.

15.1.2. The initial Conversion Price for each of the Preferred Shares shall be their respective Original Issue Price. The Conversion Price for the Preferred Shares shall be subject to adjustment, including as set forth in Sub-Articles 15.4, 15.5, 15.6 and 15.7 below.

15.2. Automatic Conversion

15.2.1. Each Preferred Share shall automatically be converted into Ordinary A Shares at the applicable Conversion Price then in effect, immediately prior to, and conditioned upon, the earlier of (A) immediately prior to the closing of a QIPO, or (B) upon the written consent of Preferred Shareholders holding at least 70% of all outstanding Preferred Shares.

15.2.2. Anything to the contrary in this Article 15 notwithstanding, it is clarified that the applicable Conversion Rate at which the Preferred Shares are to be converted immediately prior to a QIPO shall be deemed the Conversion Rate as adjusted in accordance with the price per share at which the Company issues its securities in such QIPO, as provided in Article 15.3 below, regardless of the fact that such automatic conversion is deemed to occur immediately prior thereto.

15.3. Mechanism of Conversion

15.3.1. Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary A Shares, he shall surrender the certificate(s) therefore, duly endorsed, to the Company at its Office or the office of any transfer agent for the Preferred Shares, and shall give written notice by mail, postage prepaid, to the Company at its Office of the election to convert the same, and shall state therein the name(s) of any nominee(s) for such holder in which the certificate(s) for Ordinary A Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Shares, or to the nominee(s) of such holder, a certificate(s) for the number of Ordinary A Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Preferred Shares to be converted, and the person(s) entitled to receive the Ordinary A Shares issuable upon such conversion shall be treated for all purposes as the record holder(s) of such Ordinary A Shares as of such date.

15.3.2. If the conversion is in connection with the Company’s IPO, the conversion will, unless otherwise designated by any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary A Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities.

15.3.3. Notwithstanding the aforesaid in this Article 15.3 above: (i) if the Conversion is automatic pursuant to the provisions of sub-Article 15.2.1(A) above, then the conversion shall be deemed made immediately prior to the closing of such QIPO, regardless of whether the certificates representing such shares have been tendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary A Shares received upon such conversion and the right to receive a certificate for such Ordinary A Shares; and (ii) if the conversion is automatic pursuant to the provisions of sub-Article 15.2.1(B) above, then the conversion shall be deemed made immediately prior to the close of business on the date of the written request by the holders of the requisite majority of Preferred Shares requesting conversion, and the person(s) entitled to receive the Ordinary A Shares issuable upon such conversion shall be treated for all purposes as the record holder(s) of such Ordinary A Shares as of such date.

15.4. Adjustments for Splits and Combinations. If the Company should at any time or from time to time after the applicable Original Issue Date of each Preferred Share fix a record date for the effectuation of a split or subdivision of the outstanding Ordinary Shares, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of each Preferred Share shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of each share of such class shall be increased in proportion to such increase of the aggregate of Ordinary Shares outstanding. If the number of Ordinary Shares outstanding at any time after the applicable Original Issue Date of each Preferred Share is decreased by a combination of the outstanding Ordinary Shares or reverse stock split, then, as of the record date of such combination or reverse stock split, the applicable Conversion Price for each Preferred Share shall be appropriately increased so that the number of Ordinary Shares issuable upon conversion of each share of such series shall be decreased in proportion to such decrease of the aggregate of outstanding Ordinary Shares.

15.5. Recapitalization Events. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 15), provisions shall be made so that the holders of Preferred Shares shall thereafter be entitled to receive, upon conversion of their Preferred Shares and in addition to the Ordinary A Shares into which such Preferred Shares are convertible, such number of Ordinary A Shares, or other securities or property of the Company or otherwise, which a holder of such number of Ordinary A Shares deliverable upon conversion immediately prior to such recapitalization would have been entitled to receive upon such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 15 with respect to the rights of the Preferred Shareholders and of the Preferred Shares after the recapitalization, to the end that the provisions of this Article 15 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event in a manner as nearly equivalent as may be practicable.

15.6. Adjustments for Dividends. If the Company at any time declares or pays a dividend with respect to its Ordinary Shares only, payable in additional shares of Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional Ordinary Shares, without any comparable payment or distribution to the holders of Preferred Shares, then the Conversion Price of the Preferred Shares shall be proportionately adjusted as at the date the Company fixes as a record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment).

15.7. Other Distributions. If the Company shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights not referred elsewhere in this Article 15, or if the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary A Shares, then, in each such case, and without derogating from the provisions of these Articles, for the purposes of this Article 15, the holders of Preferred Shares shall be entitled to receive such distribution in respect of their holdings on an as-converted basis as of the record date for such distribution.

15.8. Deemed Issuance of New Securities. In the event that the Company at any time or from time to time after the Original Issue Date of any Preferred Share shall issue any Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities, then the maximum number of Ordinary A Shares issuable upon the exercise of such Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date: provided, that in any such case in which New Securities are deemed to be issued:

15.8.1. no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities shares upon the exercise, conversion or exchange of such Convertible Securities, in each case, pursuant to their originally contemplated consideration and respective terms;

15.8.2. if such Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects the rights of exercise, conversion or exchange under such Convertible Securities;

15.8.3. upon the expiration of any rights of exercise, conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if in the case of Convertible Securities, only New Securities actually issued upon the exercise, conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Convertible Securities, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange.

15.8.4. no readjustment shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Original Issue Price of each Preferred Share, as applicable, or (ii) the applicable Conversion Price that would have resulted from other issuances of New Securities after the applicable Original Issue Date; and

15.8.5. in the case of an option which expires by its terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of such Convertible Security, whereupon such adjustment shall be made in the same manner provided in Article 15.3 above.

For the avoidance of doubt, any Milestone Shares shall not be deemed to be New Securities.

15.9. Adjustment of Conversion Price upon Issuance of New Securities. If following the later of the Original Issue Date of any Preferred B Share, Preferred C Share or Preferred D Share (each such share, in this Article 15.9 – a “Protected Share”), the Company issues New Securities (including New Securities deemed to be issued pursuant to Article 15.8), without consideration or for a consideration per share (the “Reduced Price”) less than the respective Conversion Price for such Protected Share in effect on the date of and immediately prior to such issuance, then and in such respective event, the Conversion Price for each of the Protected Shares (entitled to such protection) shall be reduced, concurrently with such issuance, for no consideration, to a new Conversion Price (calculated to the nearest cent) determined in accordance with the following formula:

where:

15.9.1. NCP is the adjusted Protected Share Conversion Price;

15.9.2. CP is the applicable Protected Shares Conversion Price immediately prior to the relevant issuance of the New Securities;

15.9.3. N is the total number of the Preferred Shares outstanding (on an as converted basis) immediately prior to the relevant issuance of the New Securities;

15.9.4. n is the number of New Securities issued; and

15.9.5. p is the Reduced Price.

15.10. No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of New Securities unless the consideration per New Security issued or deemed to be issued by the Company is less than the respective Protected Shares Conversion Price in effect on the date of, and immediately prior to such issue.

15.11. Determination of Consideration. For purposes of Articles 15.8 and 15.9 above, the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

15.11.1. Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and discounts or commissions paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue if publicly traded or, if not as determined by the Company’s Auditors (provided such Auditors are members of one of the “big four” accounting firms), or if the Company’s Auditors are precluded from making such determination, as determined by the Board in good faith.

(C) in the event New Securities are issued together with other shares or securities or other assets of the Company (“Related Securities”) for consideration which covers both, the proportion of such consideration so received, shall be determined in good faith by the Board, based on the total monetary consideration actually paid less the fair market value of the Related Securities.

15.11.2. Convertible Securities. The consideration per share received by the Company for New Securities deemed to have been issued pursuant to Article 15.8, relating to Convertible Securities, shall be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise, conversion or exchange of such Convertible Securities, or in the case of any right to Convertible Securities, the exercise of Convertible Securities and the conversion or exchange of such Convertible Securities by (ii) the maximum number of shares issuable upon the exercise, conversion or exchange thereof as determined in Article 15.8 hereof.

15.12. No Impairment. The Company shall not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 15, but will at all times in good faith assist in the carrying out of all the provisions of this Article 15 and take all such actions as may be necessary or appropriate in order to protect the conversion rights specified in this Article 15 of the holders of the Preferred Shares against impairment.

15.13. No Fractional Shares. No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary A Shares to be issued shall be rounded to the nearest whole share.

15.14. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any applicable Conversion Price pursuant to this Article 15, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to each Preferred Shareholder a like certificate setting forth (i) the details of such adjustment and readjustment, (ii) the applicable Conversion Price then in effect, and (iii) the number of Ordinary A Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

15.15. Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary A Shares, solely for the purpose of effecting the conversion and/or reclassification of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion and/or reclassification of all issued and outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary A Shares shall be insufficient to effect the conversion and/or reclassification of all then issued and outstanding Preferred Shares, then in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate actions as may, in the opinion of its counsel, be necessary or expedient in order to increase its authorized but unissued Ordinary A Share capital to such number of shares as shall be sufficient for such purposes, and each of the Company’s shareholders shall be obligated to cooperate with the Company in taking such corporate actions.

15.16. Notices of Record Date. If the Company wishes to determine a record date to determine the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least fifteen (15) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

15.17. Notices. Any notice required by the provisions of this Article 15 to be given to the holders of Preferred Shares shall be deemed given pursuant to Article 115 below.

15.18. Issue Taxes. The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of Preferred Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

16. Liquidation Preference

Upon an Exit Event, the Distributable Proceeds shall be distributed among the Shareholders pursuant to the following order of preference:

16.1. Unless the Founder had earlier exercised the right set forth in Article 22 hereto - First, to the Founder such that:

16.1.1. The Founder shall be entitled to receive, prior to and in preference over all other classes of equity securities, an amount equal to 1% of the Distributable Proceeds (the “Exit Payment”);

16.1.2. Notwithstanding the above, if the total of: (i) the Exit Payment; and (ii) the Founder’s pro rata portion of the Distributable Proceeds, assuming distribution pursuant to Articles 16.2 to 16.6 below ((i) and (ii) collectively, “Founder’s Total Distributions”) is less than the Agreed Percentage (as defined in the Shareholders Agreement) of the total Distributable Proceeds (the “Target Amount”), then the Founder shall first be entitled to receive the Target Amount (which includes, for the avoidance of doubt, the Exit Payment set out in Article 16.1.1). All of the equity securities held by the Founder following payment of the Target Amount, pursuant to this Article 16.1.2, shall be excluded from participating in the distribution of the remaining Distributable Proceeds (pursuant to Articles 16.2 through 16.6 below). For the avoidance of doubt, if the Founder’s Total Distributions pursuant to Articles 16.1 through 16.6, without this Article 16.1.2, shall equal or exceed the Target Amount, the provisions of this Article 16.1.2 shall not apply. The Provisions of Article 16.1.1 and this Article 16.1.2 shall be subject to the terms set forth in the Shareholders Agreement.

16.2. Second (or first – if the Founder had earlier exercised the right set forth in Article 22 hereto), after payment in full of the Exit Payment, the remaining Distributable Proceeds, shall be distributed among the holders of Preferred D Shares such that

16.2.1. they shall be entitled to receive, on a pro rata basis among themselves (on an as converted basis), for each Preferred D Share held thereby, prior to and in preference over all other classes of equity securities junior thereto, (i) an amount per each Preferred D Share equal to the Original Issue Price for each Preferred D Share then held (as may be adjusted in accordance with the provisions hereof), plus (ii) a rate of return equal to eight percent (8%) annually compounded thereupon, calculated from the Original Issue Date of each such Preferred D Shares plus (iii) an amount equal to the declared but unpaid dividend on such Preferred D Shares (Collectively: the “Preference D Amount”); and

16.2.2. if the Company’s Distributable Proceeds remaining after distribution in full of the Exit Payment are not sufficient to pay the full Preference D Amount to all holders of Preferred D Shares, then the entire Distributable Proceeds shall be distributed among the holders of the Preferred D Shares on a pro-rata basis in proportion to their respective shareholdings of the Preferred D Shares.

16.3. third (or second – if the Founder had earlier exercised the right set forth in Article 22 hereto), after payment in full of the Exit Payment and the Preferred D Amount, the remaining Distributable Proceeds, shall be distributed among the holders of Preferred C Shares such that:

16.3.1. they shall be entitled to receive, (A) on a pro rata basis among themselves (on an as converted basis), for each Preferred C Share held thereby, prior to and in preference over all other classes of equity securities junior thereto, (i) an amount per each Preferred C Share equal to the respective Original Issue Price for each Preferred C Share then held (as may be adjusted in accordance with the provisions hereof), plus (ii) a rate of return equal to eight percent (8%) annually compounded thereupon, calculated from the Original Issue Date of each such Preferred C Shares, plus (iii) an amount equal to the declared but unpaid dividend on such Preferred C Shares; plus (B) for each outstanding Preferred C-2 an additional amount of US $10.58 (which constitutes a total additional amount to be paid to the Preferred C-2 shares of US $208,193) plus eight percent (8%) annually compounded thereupon (Collectively: the “Preference C Amount”); and

16.3.2. if the Company’s Distributable Proceeds remaining after distribution in full of the Exit Payment and the Preference D Amount are not sufficient to pay the full Preference C Amount to all holders of Preferred C Shares, then the entire Distributable Proceeds remaining after the distribution in full of the Exit Payment and the Preference D Amount shall be distributed among the holders of the Preferred C Shares on a pro-rata basis in proportion to their respective shareholdings of the Preferred C Shares, taking into account Article 16.3.1(B) above.

16.4. fourth (or third – if the Founder had earlier exercised the right set forth in Article 22 hereto), after payment in full of the Exit Payment, the Preferred D Amount and the Preferred C Amount, the remaining Distributable Proceeds, if any, shall be distributed among the holders of Preferred B Shares such that:

16.4.1. they shall be entitled to receive, on a pro rata basis among themselves (on an as converted basis), for each Preferred B Share held thereby, prior to and in preference over all other classes of equity securities junior thereto, (i) an amount per each Preferred B Share equal to the Original Issue Price for each Preferred B Share then held (as may be adjusted in accordance with the provisions hereof), plus (ii) a rate of return equal to eight percent (8%) annually compounded thereupon, calculated from the Original Issue Date of each such Preferred B Shares (Collectively: the “Preference B Amount”); and

16.4.2. if Distributable Proceeds remaining after the distribution in full of the Exit Payment, the Preference D Amount and the Preference C Amount are not sufficient to pay the full Preference B Amount to all holders of Preferred B Shares, then the entire Distributable Proceeds remaining after the distribution in full of the Exit Payment, the Preference D Amount and the Preference C Amount shall be distributed among the holders of the Preferred B Shares on a pro-rata basis in proportion to their respective shareholdings of the Preferred B Shares.

16.5. Fifth (or Fourth – if the Founder had earlier exercised the right set forth in Article 22 hereto), after payment in full of the Exit Payment, the Preferred D Amount, the Preferred C Amount and the Preferred B Amount, the remaining Distributable Proceeds, if any, shall be:

16.5.1. distributed among the holders of the Preferred A Shares, on a pro rata basis among themselves (on an as converted basis), such that they will be entitled to receive prior and in preference to any payments to other shareholders of the Company junior thereto, (i) an amount per each Preferred A Share equal to the applicable Original Issue Price of such Preferred A Share (as may be adjusted in accordance with the provisions hereof), plus (ii) a rate of return equal to eight percent (8%) annually compounded thereupon, calculated from the Original Issue Date of each such Preferred A Shares (the “Preference A Amount”); and

16.5.2. if the Distributable Proceeds remaining after the distribution in full of the Exit Payment, the Preference D Amount, the Preference C Amount and the Preference B Amount are not sufficient to pay the full Preference A Amount to all holders of Preferred A Shares, then the entire Distributable Proceeds remaining after the distribution in full of the Exit Payment, the Preference D Amount, the Preference C Amount and the Preference B Amount shall be distributed among the holders of the Preferred A Shares on a pro-rata.

16.6. Sixth (or fifth – if the Founder had earlier exercised the right set forth in Article 22 hereto), after payment in full of the Exit Payment, the Preference D Amount, the Preference C Amount, Preference B Amount and Preference A Amount, respectively, the remaining Distributable Proceeds available for distribution, if any, shall be distributed pro-rata among all Shareholders of the Company (Ordinary and Preferred), on a pro-rata basis between them, according to their respective holdings in the Company’s share capital, calculated on an outstanding and on an as-converted basis.

16.7. If the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

16.7.1. Securities not subject to investment letters or other similar restrictions on free marketability shall be valued as follows: (i) If traded on a securities exchange, or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

16.7.2. Securities subject to investment letters or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be valued in such a manner as to make an appropriate discount from the market value determined in good faith as set forth in Article 16.7.1 above to reflect the approximate fair market value thereof, as determined by the Board.

Transfer, Transmission and Sale of Shares in the Company

17. Any transfer of shares in the Company shall be subject to the following provisions:

17.1. (A) Until an IPO, the Board shall have the authority to refuse registering a transfer of shares only in case of a transfer by a shareholder to a direct competitor of the Company.

(B) Prior to the registration of a transfer of shares, the Board may require proof of compliance with the provisions of these Articles in respect of such transfer. If the Board makes use of its powers under this Article 17.1 and refuses to register a transfer of shares, it must provide written notice to the contemplated transferee of such refusal within fourteen (14) days from the date the deed of transfer was furnished to the Company.

17.2. Each transfer of shares shall be made in writing in the form appearing below, or in a similar form, or in any form as may be determined by the Board from time to time. Such form of transfer shall be delivered to the Office together with the transferred share certificates and any other reasonable proof the Board shall require.

Instrument of Transfer of Shares

I,                      of                      (the “Transferor”) do hereby transfer to                     , of                      (the “Transferee”)                  share(s) having nominal value of NIS                      each one in Argo Medical Technologies Ltd., to hold unto the Transferee, his executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution hereof; and I, the Transferee, do hereby agree to take said share(s) subject to the conditions aforesaid. As witness we have hereunto set our hands the      day of              20    .

Transferee	Transferor

Address & Profession	Address & Profession

Witness to Transferee’s Signature	Witness to Transferor’s Signature

Address of Witness	Address of Witness

17.3. The instrument of share transfer shall be executed by both the transferor and the contemplated transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the Shareholders Register in respect thereof.

17.4. (A) The Board of Directors of the Company or whomever the Board of Directors shall appoint for this purpose, shall maintain a Shareholders Register. The ownership of the shares of the Company shall be in accordance with that appearing in the Shareholders Register.

(B) The Shareholders Register may be closed at such dates and for such other periods as determined by the Board from time to time, provided that the Shareholders Register shall not be closed for more than thirty (30) days per year.

17.5. Notwithstanding Article 18, upon the death of a shareholder, the remaining holders (in the event that the deceased was a joint holder of a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that the deceased held jointly with any other holder.

17.6. Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right either to be registered as a shareholder in respect of such share upon the consent of the Board (which has the authority to refuse pursuant to Article 17.1 above) or, instead of being registered himself, to transfer such another person, subject to the provisions contained in Article 17.1 above and elsewhere with respect to transfers.

17.7. A person becoming entitled to a share in consequence of the death of a shareholder shall not be entitled to receive notices with respect to General (or class) Meetings, or to participate or vote therein with respect to that share, or aside from the aforesaid, to exercise any right of a shareholder, until such person has been entered in the Shareholders Register as the registered holder of such shares.

17.8. Additionally, no transfer of shares shall be permitted unless the transferee undertakes in writing and in advance to be bound by such terms of any contractual obligations of the transferor with respect to the shares transferred under agreements to which the Company is also a party, and the Company shall not register nor otherwise give any force or effect to any transfer made not in compliance with this Article 17.8.

18. Right of First Refusal

18.1. Prior to an Exit Event or an IPO and subject to the provisions of Article 17 above and Articles 19 and 20 below, any sale, transfer, grant or disposition of shares in the Company by any shareholder, (a “Transfer”) shall be subject to rights of first refusal of the Preferred Shareholders as set forth in this Article 18 below.

18.1.1. If, at any time, a shareholder (the “Transferring Holder”) proposes to Transfer any or all of the shares held by it (including options, warrants or other rights to acquire shares) to one or more third parties or other shareholders which are not Permitted Transferees of such Transferring Holder, then the Transferring Holder shall submit to the Company a written notice (the “Offer”) of the proposed Transfer of such shares (the “Offered Shares”), setting forth in reasonable detail the terms and conditions of the Offer, including (i) a description of the Offered Shares, (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made, all such terms being identical to those proposed by such third party or other shareholder (the terms of the Offer are referred to herein as the “Proposed Terms”). The Company shall promptly thereafter send each of the Preferred Shareholders (collectively, the “Offerees”) a copy of the Proposed Terms (hereinafter the “Sale Notice”). It shall be the sole responsibility of the Transferring Holder to provide the Company with the required contents of the Sale Notice and any additional information as may reasonably be requested by the Company.

18.1.2. Any Offeree may accept such offer in respect of all or any of the Offered Shares by giving the Company written notice to that effect (the “Response Notice”), with a copy to the Transferring Holder, within fourteen (14) days after being served with the Offer. Any Offeree who has not delivered a Response Notice as aforesaid by the lapse of said 14-day period shall be deemed to have declined to purchase any of the Offered Shares.

18.1.3. If the acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the accepting Offerees shall acquire the Offered Shares, on the terms specified in the Offer, pro-rata in proportion to their respective holdings, on an as-converted basis (taking into account only the holdings of the Preferred Shareholders); provided that no Offeree shall be required to acquire under the provisions of this Article 18 more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to him/her/it of the full number of shares so accepted, he/she/it shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the accepting Offerees (other than those to be disregarded as aforesaid), pro-rata in accordance with their respective shareholdings on an as-converted basis, until one hundred per cent (100%) of the Offered Shares have been allocated as aforesaid.

18.1.4. If the acceptances, in the aggregate, are in respect of less than the number of Offered Shares, then Transferring Holder, at the expiration of the aforementioned fourteen (14) day period, shall be entitled to transfer all (but not less than all) of the Offered Shares to the proposed transferee(s) identified in the Offer; provided, however, that in no event shall the Offeror (i) transfer any of the Offered Shares to any transferee other than such proposed transferee(s), or (ii) transfer the same on terms more favorable to the buyer(s) than those stated in the Offer. If the Offered Shares are not so transferred within ninety (90) days after the expiration of such fourteen (14) day period, the transfer thereof shall again be subject to the provisions of this Article 18. If notices of Offerees who expressed their wish to purchase Offered Shares have been received, by the end of said 14-day period, in respect of all of the Offered Shares, then at such time the Offered Shares shall be transferred by the Transferring Holder to such Offerees pursuant to the Proposed Terms.

18.1.5. The Transferring Holder and Offerees exercising their right of first refusal shall each have all the remedies for breach of contract against each other available under any applicable laws in connection with the transaction set forth in this Article 18.

18.2. Any attempted transfer of shares or rights in breach of the provisions of Articles 17, 18 and 20 of these Articles shall be null and void.

18.3. Exceptions to Rights of First Refusal

18.3.1. Notwithstanding the aforesaid in sub-Article 18.1 above, and subject to the provisions of Articles 19 and 20 below, each shareholder shall have the right to transfer its shares to its Permitted Transferee(s), without regard to the rights of first refusal set forth in these Articles, provided, however, that such Permitted Transferee shall undertake in writing towards the Company and all shareholders, as a condition precedent to the transfer thereto, to abide by all the provisions of these Articles and any other applicable agreement relating to such shares.

18.3.2. In addition to and without derogating from the above, a transfer of shares held by any trustee pursuant to the Company’s employee stock option plan(s) for the benefit of employees, consultants or service providers of the Company, or underlying outstanding and valid options granted in the framework of such plan to any such person (except those of the Founder), provided, that, such transfer is to the beneficiary of such shares, shall not be subject to the rights of first refusal set forth in these Articles.

19. No Sale

19.1. Subject to the provisions of Article 20.7, and until the earlier of (i) the consummation of an IPO; or (ii) the lapse of a period of 12 months from Original Issue Date of Preferred C Shares (the “No Sale Period”), all the shares of the Company owned by a Founder shall not be transferable in any manner and for any reason, whether voluntarily or not, other than in an Exit Event or to Permitted Transferees or to his respective legal heirs in the event of the demise of the respective Founder.

19.2. In the event that any of the Vitalife entities sell any of their securities under any circumstances, including an Exit Event, the Founder shall have the option in his sole discretion to sell to any third party, subject to the limitations of Articles 18 and 20 hereto, an amount of his shares in the same proportion to the Founders total holdings in the Company as the amount of securities sold by the specific Vitalife Entity in proportion to its total holdings.

20. Right of Co-Sale. Notwithstanding any provision to the contrary herein, until an Exit Event or IPO, upon any Transfer of the Company’s shares by any shareholder of the Company (other than a transfer of Preferred B Shares by Preferred B Shareholders, Preferred C Shares by Preferred C Shareholders or Preferred D Shares by Preferred D Shareholders) (a “Transferring Holder”) to the extent that the rights of first refusal with respect to the Offered Shares are not exercised under Article 18 above, and as a result the Transferring Holder intends to effect, in one or more related transactions, a Transfer of the Offered Shares, then the Preferred Shareholders shall be entitled to participate in such Transfer on a pro-rata basis, according to the following provisions:

20.1. (A) If the Offered Shares intended to be sold by the Transferring Holder are not acquired pursuant to the rights of first refusal set forth in these Articles, the Preferred Shareholders (hereinafter the “Offerees”), shall have the right, exercisable by written notice to the Transferring Holder within the same period provided for the exercise of the right of first refusal under Article 18 above (i.e., within fourteen (14) days of receipt of the Offer), to require the Transferring Holder to provide as part of the proposed sale that such Offeree shall be given the right to participate in the sale in a pro rata proportion (the “Offeree Pro-Rata Share”) equal to the product obtained by multiplying (i) the aggregate number of shares covered by the sale, by (ii) a fraction, the numerator of which is the number of shares of stock owned by such Offeree at the time of the sale or transfer and the denominator of which is the total number of shares owned by the Transferring Holder and the holders of Preferred Shares at the time of sale or transfer, on the same terms and conditions as the Transferring Holder. If any Offeree exercises its rights hereunder, the Transferring Holder must cause the purchaser of the Offered Shares (the “Buyer”) to purchase, as part of the sale agreement, the Offeree Pro Rata Share (or any part thereof chosen by such Offeree to be sold, if it gave notice with respect to less than its Pro-Rata Share), and the Transferring Holder shall not proceed with such sale unless such Offeree is given the right to so participate in the sale.

(B) If an Offeree does not respond to the Offer within the aforesaid time period stating its wish to participate in the sale, it shall be deemed to have declined to participate in such transfer.

20.2. The Transferring Holder shall be entitled to sell or transfer all, or the appropriate pro rata portion (together with the participating Participants’ shares), as applicable, of the Offered Shares, to the Buyer at any time within ninety (90) days after the lapse of the 14-day period mentioned above. Any such transfer shall be at not less favorable terms and conditions to the Buyer than those specified in the Offer. Any of the Transferring Holder’s shares in the Company not so sold within such 90-day period shall continue to be subject to the requirements of this Article 20.

20.3. The exercise or non-exercise of the right to participate hereunder with respect to a particular sale by a Transferring Holder shall not adversely affect the right of the Preferred Shareholders to participate in subsequent sales by the Transferring Holders pursuant to this Article 20.

20.4. Notwithstanding the aforesaid, if any Transfer proposed to be made by one or more of the Transferring Holders, in one or more related transactions, shall result in a change in Control of the Company, then the Transferring Holders shall, prior to effecting such Transfer, notify the Offerees of same, and the Offerees shall be entitled to participate in such transaction(s) and effect a Transfer of all of their securities in the Company (on an as-converted basis) in accordance with the provisions of this Article 20.

20.5. For the removal of doubt, a Transfer by a Transferring Holder to his Permitted Transferee in accordance with the provisions of these Articles shall not trigger the application of this Article 20.

20.6. If a Transferring Holder purports to effect a Transfer of any securities in contravention of the provisions of these Articles (a “Defaulting Holder” and a “Prohibited Transfer”, respectively), then (i) the Company shall not register in its Shareholders Register nor otherwise give any force or effect to such Prohibited Transfer, and (ii) in addition to the Company’s obligation in 20.6(i) herein, the Offerees may proceed to protect and enforce their rights herein by suit in equity or by action at law against the Defaulting Holder, whether for the specific performance of any provision contained herein or for an injunction against the breach of any such provision, or to enforce any other legal or equitable right of the Offerees.

20.7. The provisions of this Article 20 shall cease applying for transfer of Preferred A Shares as of the date of October 28, 2012.

21. Bring Along

21.1. Subject to Article 89 below, in the event that any third party makes a bona fide, arm’s length offer to purchase all or substantially all the issued share capital of the Company, and either (i) the shareholders holding 80% of the Company’s issued share capital (as of the date of the adoption of these Articles) accept such offer, or (ii) (A) such offer is at a price per share that is equal to or greater than the Original Issue Price with respect to the Preferred D-l Shares, and (B) the shareholders holding 70% of the Company’s issued share capital (as of the date of the adoption of these Articles) accept such offer, then all of the other shareholders (the “Remaining Holders”) will be required to sell all of their shares in the Company to the offeror at the closing of such transaction, under the same terms and conditions; and in addition, in the event that such offeror requested to purchase all the securities of the Company (including warrants, options and other rights to purchase or convertible into the Company’s shares), all the holders of the Company’s securities will be required to sell all of their securities in the Company to the offeror at the closing of such transaction, under the terms of the offeror’s offer (provided that the price for warrants, options and other convertible securities shall be reduced by the amount of the applicable exercise or conversion price therefor); all provided, however, that the distribution of the proceeds of such purchase will be effected in accordance with the Liquidation Preference provisions contained in Article 16 above.

21.2. The aforesaid shareholding requirement is hereby determined also for the purposes of Section 341 of the Companies Law to constitute the sufficient shareholdings requirements thereunder, such that no further consent of any other shareholders shall be required for the purposes of such Section 341.

21.3. Limitations on Indemnification, Etc. Notwithstanding anything to the contrary in these Articles, the obligation of any Remaining Holder to take any action whatsoever including without prejudice to the generality of the foregoing (i) voting shares held by it in favor of any Exit Event; (ii) selling or transferring its shares in the Company pursuant to such Exit Event; and (iii) the timely delivery of documents and instruments to facilitate such Exit Event shall be subject to the satisfaction of each of the following conditions:

21.3.1. Limitations on Representations, Warranties and Indemnities. The only representations, warranties or indemnities that a Remaining Holder shall be required to make in connection with the Exit Event are representations, warranties or indemnities with respect to its own ownership of the Company’s shares to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims (the “Required Obligations”). The Required Obligations shall be in the same form for all Preferred Shareholders of the Company and shall be given by each Remaining Holder only on a several but not joint basis. Notwithstanding any other provisions of this clause, the maximum aggregate liability of any Remaining Holder shall be limited to the amount of consideration actually received in cleared funds by such Remaining Holder. The liability of any Remaining Holder with respect to any representation, warranty, indemnity or covenant made by the Company in connection with the Exit Event (A) shall be several and not joint with any other person, and (B) shall be limited to a pro rata share of an escrow account which (unless the cash or cash equivalent component of the consideration is at least equal to the Original Issue Price with respect to the Preferred D-1 Shares, in which case the following limitations shall not apply) (i) does not exceed 10% of the aggregate of the consideration payable to all shareholders of the Company, and (ii) is for a period that does not exceed one year from the date of closing (as that term is defined in the document for the Exit Event giving rise to the escrow).

21.3.2. Other Agreements. No Remaining Holder shall be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates or subsidiaries.

21.3.3. Covenants. No Remaining Holder shall be required to agree to any covenants other than reasonable covenants regarding confidentiality and publicity.

21.3.4. Consideration. Upon the consummation of the Exit Event, Yaskawa will receive the same form and amount of consideration per Preferred D-1 Share as other holders of Preferred Shares, taking into account any preference to which Yaskawa is entitled in accordance with these Articles as in effect immediately prior to the Exit Event, and if any holder of Preferred Shares or Ordinary Shares is given an option as to the form and amount of consideration to be received, Yaskawa will be given the same option; provided however that the foregoing shall not apply if any Shareholder shall agree to increase the amount receivable by any other Shareholder, without adversely affecting Yaskawa’s preference to which it is entitled in accordance with these Articles as in effect immediately prior to the Exit Event. In addition, no Remaining Holder shall be required to accept consideration in an Exit Event other than cash and/or freely-tradeable equity securities (if US securities, registered under the Securities Exchange Act 1934) listed on the New York Stock Exchange, the Nasdaq Stock Market, the Official List of the Financial Conduct Authority acting in its capacity as the competent authority for the purpose of Part VI of the Financial Services and Market Act 2000, Euronext, Frankfurt Stock Exchange, Tokyo Stock Exchange, Shanghai Stock Exchange, Hong Kong Stock Exchange, Korea Exchange, or the Taiwan Stock Exchange, provided that a Remaining Holder may also be required to accept equity securities of a private company if the Exit Event for which such securities are to be received is an arms’ length transaction in which the acquiring company does not control, is not controlled by, or under common control with any shareholder, substantial lender or member of the Board of the Company.

21.3.5. Out of Pocket Expenditures. No Remaining Holder shall be obligated to incur any out of pocket expenditure prior to the completion of the Exit Event and shall not be obligated to pay any expenses incurred in connection with an Exit Event, except indirectly and to the extent that such costs are incurred for the benefit of all of the Company’s shareholders and are paid by the Company or the acquiring party. Costs incurred by or on behalf of a Remaining Holder for its sole benefit will not be considered costs of the Exit Event hereunder.

This Article 21.3 shall not be amended or waived without the prior written consent of Preferred Shareholders holding at least 80% of all outstanding Preferred Shares.

Special Rights to the Founder Upon IPO

22. Unless the Founder had earlier exercised the right set forth in Article 16.1 hereto - if, immediately prior to the consummation of an IPO, the value of the Founder’s total holdings in the Company (on a fully diluted basis) (“The Founder’s Total Value”) is less than the Agreed Percentage (as defined in the Shareholders Agreement) of the Company’s valuation set for the IPO (the “Target Value Threshold”), then immediately prior to the consummation of the IPO, the Founder, at his sole option, shall be issued by the Company either (i) options exercisable into Ordinary Shares of the Company, via cashless exercise, with immediate vesting, or (ii an amount of Ordinary Shares of the Company, via cashless exercise with immediate vesting, at an amount that shall bring The Founder’s Total Value to the Target Value Threshold.

Modification of Capital

23. Subject to the rights of the Preferred Shareholders and further subject to the provisions of Article 11 above and Article 89 below, the Company may, from time to time, by Ordinary Resolution:

23.1. consolidate and divide all or any of its issued or un-issued share capital into shares of larger nominal value than its existing shares;

23.2. by sub-division of its existing shares, or any of them, divide the whole, or any part of its share capital into shares of smaller amounts than is fixed in Article 6 above,

23.3. cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person;

23.4. reduce its share capital and any fund reserved for capital redemption in the manner that it shall deem appropriate, subject to any consent required by law;

23.5. reclassify all or any part of its share capital, regardless if such shares are issued or not.

Registered Holder

24. (A) If two (2) or more persons are registered as joint holders of a share, they shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, powers of attorney and furnishing notices, the joint holder registered first in the Shareholders Register shall be deemed to be the sole owner of the share, unless all the registered joint holders of such share shall notify the Company in writing that another one of them is to be treated by the Company as the sole owner of such share, as aforesaid.

(B) If two (2) or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies and distributions made in connection with such share(s), and the Company shall be permitted to pay all dividends, distributions or other amounts due with respect to the share(s) to one (1) or more of the joint holders, as it shall deem fit.

(C) If, by the terms of issuance of any share, the whole or any part of the price thereof shall be payable by installments, every such installment shall, when due, be paid to the Company by the then registered holder of the share or by his administrators.

(D) Save as otherwise provided herein, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to or interest in such share on the part of any other person.

Share Certificates

25. Each share certificate evidencing title to shares shall carry the signature of at least one (1) Director or of any other person(s) authorized thereto by the Board, together with the rubber stamp or printed name of the Company.

26. A shareholder shall be entitled to receive from the Company, without payment, one (1) certificate for each class of shares held by such shareholder, containing the number of shares registered in the name of such shareholder, their class and serial numbering. Shares of different classes may not be included in the same certificate. A shareholder who has transferred a portion of his/her/its shares shall be entitled to a certificate representing the balance of his/her/its shares, without charge.

27. For joint holders of a share(s), the Company shall not be obligated to issue more than one (1) certificate to all such joint holders, and the delivery of such a certificate to one (1) of the joint holders shall be deemed to be a delivery to all of the joint holders. Delivery of the share certificate to the person first named on the Shareholders Register in respect of such co-ownership shall be deemed delivery to all joint holders.

28. If a share certificate is defaced, lost or destroyed, it may be replaced upon payment of such fee, if any, and on such terms as to evidence and indemnity, if any, as the Board may deem fit.

Calls

29. A shareholder shall be entitled neither to receive dividends nor to exercise any rights of a shareholder, until such time as such shareholder has paid all the calls that shall have been made from time if the date of payment under such call has occurred, with respect to amounts unpaid on all of its shares, whether it is the sole holder or holds jointly with another, in addition to interest and expenses accrued on such unpaid calls (if any).

30. The Board may, from time to time and subject to the provisions of these Articles, make calls as it determines is proper, upon the shareholders in respect of all amounts unpaid on their shares, and which amounts have not, by the terms of issuance of such shares been set as payable at fixed times. The Board shall give at least fourteen (14) days advance notice on every call, and each shareholder shall be obligated to pay the total amount requested from it, or an installment on account of the call (if so provided in such call) at the times and places to be determined by the Board.

31. The calls for payment shall be deemed made as of the date upon which the Board shall have resolved to make such calls for payment.

32. Subject to any other agreement between the Company and its shareholders or any part thereof in connection with the issuance of shares, any amount that must, under the terms of issuance of a share, be paid at the time of such share’s issuance or at a fixed date, whether on account of the nominal value of the share or as premium, shall be deemed for the purposes of these Articles a call for payment duly made by the Board, and the date of payment shall be the date designated for payment under such terms of issuance. In the event of non-payment of this amount, all of the Articles herein dealing with payment of interest, expenses, forfeiture, lien and the like, and all the other Articles connected therewith, shall apply as if such amount had been duly requested and notice had been given, as aforesaid.

33. Joint holders of a share shall be jointly and severally liable to pay all calls for payment in full and any installments on account, in connection with such calls.

34. Subject to any other agreement between the Company and its shareholders or any part thereof in connection with the issuance of shares, if an amount called in respect of a share is not paid by the holders of such share or the person to whom it has been issued on or before the date designated for payment thereof, such person shall pay interest and/or linkage differentials (hereinafter “Interest”) accrued upon the amount of the call or the payment on account, as determined by the Board, from the day designated for the payment thereof until the time of actual payment. The Interest shall not exceed the maximum rate then permissible under Israeli law. Notwithstanding the foregoing, the Board may in its sole discretion waive payment of the Interest, in whole or in part.

35. The Board may, if it so resolves, accept an advance payment from a shareholder of any amount due on account of such shareholders’ shares, and if such advance payment has been made, the Board may pay such shareholder interest on the advance payment at a rate agreed upon between the Board and such shareholder. Such a shareholder shall be entitled to receive dividends for that portion of the shares he/she/it has paid for in advance.

36. The Board may make different arrangements at the times of issuance of shares to different shareholders, with respect to the amount of calls to be paid, the times of payment, and the applicable rate of Interest.

Forfeiture of Shares

37. Subject to the provisions of Section 181 of the Companies Law:

37.1. If a shareholder fails to pay any call or installment of a call or any other payment owed to the Company in respect of shareholder loans or other shareholder financing, the Board may, on or before the day designated for payment thereof, or at any time thereafter and for so long as any part of such call, installment or payment remains unpaid, serve notice on such shareholder requiring payment of the call, installment or payment, together with any Interest which may have accrued and any expenses that were incurred by the Company as a result of such non-payment.

37.2. The notice shall state a date, not earlier than the fourteenth (14th) day after the date of the notice, and a place(s), at which the payment of such call, installment, Interest and expenses are to be made. The notice shall also state that in the event of non-payment, at or before the time and place so designated, the shares in respect of which the call was made will be subject to forfeiture.

37.3. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which notice has been given may, at any time thereafter, before the payment required by such notice has been made, be forfeited by a resolution of the Board to that effect. The forfeiture shall include those dividends that were declared but not yet distributed with respect to the forfeited shares.

37.4. A share so forfeited shall be deemed the property of the Company, and can be sold or otherwise disposed of, on such terms and in such manner as the Board may deem fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board may deem fit.

37.5. Any person or entity whose shares have been forfeited shall cease to be a shareholder with respect to the forfeited shares, but shall, notwithstanding the above, remain liable to the Company for all amounts which, at the date of forfeiture, were presently payable by it to the Company with respect to the forfeited shares. However, such liability shall cease when the Company receives payment in full of all outstanding amounts with respect to the forfeited shares.

37.6. The forfeiture of a share shall, at the time of forfeiture, eliminate all interest in and all claims and demands against the Company with respect to such share, and all other rights and liabilities incidental to the share as between the shareholder whose share is forfeited and the Company, except for those rights and liabilities as are expressly reserved by these Articles, or in the case of past shareholders, as are given or imposed by the Companies Law or by any other applicable law.

37.7. The provisions of these Articles regarding forfeiture shall apply in the case of non-payment of any amounts which, by the terms of issuance of a share, become payable at a fixed time, whether on account of the nominal value amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Lien

38. The Company shall have a first and paramount lien over all the shares not fully paid, registered in the name of any shareholder (whether registered in the name of a single shareholder or jointly with others), for any amount still outstanding with respect to that share, whether presently payable or not. Such lien shall exist whether the dates of payment, fulfillment, execution or discharge of the obligations, debts or commitments have become due or not, and shall apply to all dividends that may from time to time be declared in connection with such shares. However the Board may declare at any time with respect to any such share, that it is released, in whole or in part, temporarily or permanently, from the provisions of this Article.

39. For the purpose of enforcing such lien, the Company may sell, in such manner and at such time as the Board may deem fit, any of the shares subject to the lien. However, no such sale shall be made unless there is an outstanding amount payable in respect for which the lien exists, nor until the expiration of fourteen (14) days after written notice, stating and demanding payment of the outstanding amount or any part thereof and stating the intention to sell in default, shall have been given to the then registered shareholder of such share, or the person entitled to such share by reason of bankruptcy or death. Such sale shall be subject to the pre-emptive rights described in Article 14 above.

40. The net proceeds of any such sale shall be applied in payment of the outstanding amount due to the Company or towards the fulfillment of the obligation or commitment, and the balance (if any), subject to any other agreement the Company and such shareholder, shall be paid to the shareholder or to the person who was entitled to such shares immediately prior to such sale.

41. To give effect to such sale, the Board shall be permitted to appoint someone to sign an instrument of transfer for the shares being sold and to register the buyer as the owner of such shares in the Shareholders Register. It shall not be the obligation of the buyer to supervise the application of the proceeds of the sale, nor will the buyer’s right in the shares be affected by any defect or illegality in the sale proceedings after his name has been registered in the Register with respect to such shares. The sole remedy of any person aggrieved by the sale shall be in damages only, and against the Company exclusively.

Borrowing Powers

42. The Board may, from time to time, at its discretion, borrow or secure the payment of any amounts for the purposes of, or in connection with, the Company’s business affairs.

43. The Directors may raise or secure the repayment of such amounts in such manner, at such times and upon such terms and conditions in all respects as they deem fit, and, in particular, by the issue of bonds, perpetual of redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking of the whole or any part of the property of the Company, both present and future, including its then uncalled capital and its then called but unpaid capital.

General Meetings

44. The Company shall hold an Annual General Meeting at such time and place as prescribed by the Board. The Company shall hold Extraordinary General Meetings and class meetings if and when called.

45. The Annual General Meetings shall take those actions required to be taken by the shareholders at an Annual General Meeting in accordance with the provisions of the Companies Law. At an Annual General Meeting the shareholders may also transact such other business which under these Articles and/or the Companies Law may be transacted at General Meetings, as shall be determined by the Board from time to time.

46. The Board may convene an Extraordinary General Meeting when it deems fit, and shall convene an Extraordinary General Meeting upon the requisition in writing of such members of the Board or other persons or entities entitled to do so in accordance with Section 63 of the Companies Law. Each such requisition made in accordance with Section 63 of the Companies Law shall include the objects for which a meeting should be convened, shall be signed by the requisitioners and shall be sent to the Office. If the Board fails to convene a meeting within twenty-one (21) days from the date of the submission of the requisition as aforesaid, the requisitioners may convene a meeting, in accordance with the provisions of Section 64 of the Companies Law, provided, however, that such meeting is convened within three (3) months from the date of the submission of the requisition.

Notice of General Meetings

47. The Company shall provide its shareholders with not less than seven (7) days and not more than forty-five (45) days prior written notice of General Meetings. Such notice shall state the place, date and hour of the meeting so called, and provide a description of the general nature of each item to be acted upon at such meeting with such other information as may be required by the Companies Law from time to time. The notice shall be given as provided for herein to the shareholders of the Company entitled to receive notice in conformity with these Articles. If in good faith, notice is not properly sent to or received by a shareholder, such defect in notice shall not disqualify any resolution passed at such a meeting nor disqualify any proceedings held at such a meeting. The Company may, upon receiving the written consent of all the shareholders who are entitled at such time to receive notices, convene a General Meeting upon shorter notice or without any notice, and in such manner as it deems fit.

Proceedings at General Meetings

48. Quorum. (A) No business shall be transacted at any General Meeting unless a quorum is present when the meeting proceeds to business. Without derogating from the rights of the Preferred Shareholders, a quorum for a General Meeting or a class meeting shall be formed when there are present in person or by proxy at least three (3) non-affiliated shareholders, who hold or represent together at least 70% of the voting rights of the issued and outstanding share capital of the Company (treating all Preferred Shares on an as-converted basis), provided that the majority in interest of the Preferred Shares holders shall be present, or, in the case of a class meeting, at least a majority of the voting rights of the issued and outstanding shares of such class.

(B) If within half an hour from the time appointed for a meeting a quorum is not present, the meeting shall stand adjourned to the following business day, at the same place and time, or any other day, hour or place as the Board shall notify the shareholders. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, then any two (2) shareholders present personally or by proxy shall constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. However, if the meeting was convened upon a requisition made in accordance with Sections 63 and 64 of the Companies Law, then the adjourned meeting shall only be held if the number of shareholders participating in such meeting constitute the minimum number of shareholders as required in accordance with the provisions of Sections 63 and 64 of the Companies Law. No business shall be transacted at any adjourned meeting, other than business that lawfully may have been transacted at a meeting as originally called.

(C) The shareholders may participate by means of telephone conference call or other similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in the meeting shall constitute attendance in person at the meeting.

49. Chairman. Subject to the Companies Law, the Chairman shall preside as chairman at all General Meetings. If there is no Chairman, or he/she is not present within fifteen (15) minutes from the time appointed for the meeting, or if he/she shall refuse to preside at the meeting, the shareholders present shall elect one of the Directors to act as chairman; and if only one (1)

Director is present, such Director shall act as chairman. If all Directors refuse to preside at the meeting, the shareholders present shall elect one of the shareholders present to preside at the meeting. The Chairman of the meeting shall have no special rights or privileges and shall not carry a casting vote.

50. Power to Adjourn. The Chairman of the meeting may, with the consent of any General Meeting at which a quorum is present, and shall if so directed by the General Meeting, adjourn the General Meeting from time to time and from place to place, as the shareholders shall decide. If the General Meeting shall be adjourned for ten (10) days or more, a notice shall be given of the adjourned meeting in the same manner as that of the original General Meeting. Except as aforesaid, no shareholder shall be entitled to receive any notice of an adjournment or of the business to be transacted at the adjourned meeting. At an adjourned meeting no matters shall be discussed except for those permissible to be discussed at that meeting which decided upon the adjournment.

51. Resolutions. At every General and/or class meeting, a resolution put to the vote of the meeting shall be decided upon by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing is demanded by the Chairman (if he is entitled to vote) or by any shareholder present in person or by proxy and entitled to vote at the General Meeting. Unless a secret ballot is demanded as aforesaid, the declaration by the Chairman that the resolution has been passed, either unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be final, and an entry to that effect in the minute books of the Company shall be prima facie evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution. Except where a higher percentage is otherwise required by the Companies Law or in these Articles, including the provisions of Article 89 (Restrictive Provisions) below, a resolution shall be deemed to be passed at a General Meeting if it received the majority required to pass an Ordinary Resolution.

52. If a secret ballot is duly demanded, it shall be taken in such manner as the Chairman directs, whether immediately or after an adjournment or in a postponed manner or otherwise, but in any case not more than twenty-eight (28) days after the meeting at which the secret ballot was demanded; and the results of the secret ballot shall be deemed a resolution of the General Meeting wherein the secret ballot was demanded. Those demanding a secret ballot may withdraw their request at any time before the secret ballot is held, but in such case the Chairman (if he is entitled to vote) or any other shareholder present in person or by proxy and entitled to vote at the meeting may demand a secret ballot. A secret ballot demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken, subject to the aforesaid, at such time as the chairman of the meeting directs. A demand for a secret ballot shall not prevent the continuation of the meeting with respect to the transaction of any other business, except for the matter with respect to which the secret ballot was demanded.

Voting Rights and Votes of Shareholders

53. Subject to the provisions of these Articles, the holder of each Preferred Share shall have the right to one (1) vote for each Ordinary Share into which such Preferred Share could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any General or class meeting, as applicable, in accordance with these Articles, and to vote, together with holders of Ordinary Shares, with respect to any question upon which holders of Ordinary Shares have the right to vote.

54. Subject to and without derogating from the rights or preference rights or restrictions then existing, including the increased voting rights of the Preferred Shares as provided in Article 53 above, with respect to any certain class of shares of the Company, each shareholder present at a General Meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one (1) vote for each share held by such shareholder, provided that a shareholder shall not be permitted to vote at a General Meeting or to appoint a proxy to vote thereat with respect to any share if it has not paid all calls for payment then due with respect to such share or has not paid all amounts then due to the Company with respect to such shares.

55. In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for the purpose of this Article 55, seniority shall be determined by the order in which the names stand in the Shareholders Register. Joint holders of a share of which one is present at a meeting shall not vote by proxy. The appointment of a proxy to vote on behalf of a jointly held share shall be executed by the signature of the senior of the joint holders.

56. (A) Each class of Preferred Shares shall be entitled to a class vote if there is a resolution proposed which increases or decreases the number of authorized shares in that class or amends or changes to adversely affect the rights, preferences and privileges or powers attached to such class of shares under these Articles, or if such class vote is prescribed under applicable law, and for such class vote the provisions of Article 89 (Restrictive Provisions) below shall apply, mutatis mutandis. Without derogating from Article 89, it is hereby clarified that a waiver or a change, in whole or in part, with respect to a right, preference, privilege or power of a class of Preferred Shares set forth in these Articles, whether applied on a one-time or permanent basis and whether applied in connection with a current or a future event, which waiver or change is applied in the same manner to all classes of Preferred Shares which hold such right and therefore to which such waiver or change may be applicable, regardless of whether the economic effect of such change affects classes of Preferred Shares differently, shall not be deemed to be a direct change to the rights attached to any one class of Preferred Shares; provided, however, that all classes which hold such right shall be deemed to be one class and the vote of such class shall be required.

(B) For the purpose hereof, any class vote by the Preferred C-l Shares and Preferred C-2 Shares, shall be deemed as one class of shares.

(C) For the purpose hereof, any class vote by the Preferred D-1 Shares, the Preferred D-2 Shares, the Preferred D-3 Shares and the Preferred D-4 Shares shall be deemed as one class of shares, provided that a resolution proposed which increases or decreases the number of authorized Preferred D Shares or changes to adversely affect the rights, preferences and privileges or powers attached to the Preferred D Shares under these Articles, or if a class vote of Preferred D Shares is prescribed under applicable law, will require the written consent of Yaskawa.

Proxies

57. A shareholder of the Company that is a corporation or partnership shall be entitled by decision of its board of directors or by a decision of a person or other body, according to its charter, Articles of association or other formative documents, to appoint a person who it shall deem fit to be its representative at any meeting of the shareholders of the Company. The representative, appointed as aforesaid, shall be entitled to use, on behalf of the corporation he/she represents, all the powers that the corporation itself holds as a shareholder.

58. A shareholder shall be entitled to vote either personally or by proxy. A proxy holder present at a meeting shall also be entitled to request a secret ballot. A proxy holder need not be a shareholder of the Company.

59. (A) A vote pursuant to an instruction appointing a proxy shall be valid notwithstanding (i) the death of the appointor; (ii) the appointor becoming mentally incapable; (iii) the cancellation or expiration of the proxy in accordance with any law; or (iv) the transfer of the shares with respect to which the proxy was given, unless a notice in writing was given of any of the circumstances detailed in 59(A)(i) through 59(A)(iv) herein, and such notice was received at the Office before the meeting took place.

(B) A shareholder is entitled to vote by a separate proxy with respect to each share held by it, provided that each proxy as aforesaid shall have a separate letter of appointment containing the serial number of the shares with respect to which the proxy is entitled to vote. If a specific share is included by the holder thereof in more than one letter of appointment dated as of the same date, that share shall not entitle any of the holders of such instruments to a vote. If a specific share is included by the holder thereof in more than one letter of appointment dated as of different dates, that share shall entitle the holder of the proxy, dated as of the later date, to a vote.

Instrument of Appointment of Proxy

60. A letter of appointment of a proxy or power of attorney or other similar certificate pursuant to which an appointee is acting shall be in writing signed by the appointor, and the signature of the appointor shall be confirmed by an advocate or public notary or in any other manner acceptable to the Board, and such instrument or a copy thereof confirmed as aforesaid shall be deposited in the Office or in such other place in Israel or abroad as the Board shall direct from time to time generally or with respect to a particular case, no later than twenty-four (24) hours prior to the commencement of the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote; otherwise that person shall not be entitled to vote that share. Where an appointment is made for a limited period, the instrument shall be valid for the period contained therein. A facsimile transmission of the letter of appointment or power of attorney or other certificate shall be sufficient for the purpose of the meeting for which it is intended.

61. An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form acceptable to the Board that the circumstances shall permit:

Form of Proxy

I,                      of                     , a holder of Ordinary Shares and/or Series                      Preferred Shares of Argo Medical Technologies Ltd. and entitled to                      votes, hereby appoint                     , of                     , or in his/her place                     , of                     , to vote in my name and in my place at the General Meeting (Annual General Meeting, Extraordinary General Meeting, as the case may be) and/or class meeting of the Company to be held on the      day of              20     and at any adjournment thereof.

In Witness Whereof, I have hereby affixed my signature the      day of              20    .

Appointer’s Signature I hereby confirm that the foregoing instrument was signed by the appointor

(Name, profession and address)

Shareholders Resolutions in Writing

62. A resolution in writing signed by all shareholders of the Company then entitled to attend and vote at a General or Class Meeting or to which all such shareholders have given their written consent (by letter, facsimile or electronic mail) shall be deemed to have been unanimously adopted by a General or class meeting duly convened and held, as applicable. This Article shall not be construed as requiring that persons signing a resolution under this Article sign the same document containing the resolution; provided, however, where two or more counterpart documents are used for the purpose of obtaining signatures under this Article with respect to any resolution, each such counterpart document shall be certified in advance by the Chairman to contain the correct version of the proposed resolution.

The Board of Directors

63. The number of Directors shall consist of up to nine (9) directors, to be appointed and/or nominated as follows:

63.1. one (1) shall be appointed by the Founder;

63.2. one (1) director shall be appointed by Pontifax;

63.3. two (2) directors shall be appointed by Vitalife;

63.4. one (1) director and one (1) observer shall be appointed by IHCV;

63.5. two (2) directors shall be appointed by Yaskawa;

63.6. one (1) director shall be the CEO of the Company’s United States wholly owned subsidiary;

63.7. one (1) director shall be an industry expert, who shall be approved by two of the following entities: Vitalife, IHCV and Yaskawa.

64. The Chairman shall be appointed by the appointed Directors then in office.

65. Any representative serving as a director on the Board pursuant to the provisions of Article 63 above may be designated, replaced and/or removed only by a written notice delivered to the Company (which will contain the identity of the representative director) by the party or parties authorized to make such designation, in any event without the need for any further action including but not limited to a resolution at a General Meeting. Notwithstanding the provisions of Sections 59 and 230(a) of the Companies Law, the General Meeting of the Company shall not be entitled to appoint or remove from his office any director of the Company.

66. Any observer shall be entitled to receive all notices, written documents and materials provided to the Directors and attend all meetings of the Board in a non-voting capacity, provided that the Company reserves the right to withhold any information from or to exclude an observer if the Company in consultation with the Board, in its reasonable discretion, determines that the Companies Law would exclude an officer or director in such circumstances. An observer shall have a duty to advise the Board of any issue giving rise to a conflict of interest at the earliest possible time but not later than the beginning of the first meeting of the Board in which the potentially conflicting issue is discussed or expected to be discussed. Each observer shall execute a confidentiality agreement in a form approved by the Board for such purpose. For the avoidance of doubt, observers shall not be liable toward the Company or any shareholder with respect to any action or inaction of the Board. Observers shall not be entitled to any remuneration and/or reimbursement of expenses.

67. Subject to the provisions of Section 112(a) of the Companies Law, the Board may delegate any of its powers to committees, provided that the director appointed by Vitalife, the director appointed by IHVC and the director appointed by Yaskawa shall have the right to serve as a member of each such committee. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed upon it by the Board and shall be governed by the provisions of these Articles regulating the proceedings and meetings of the Board.

68. A person who has ceased to be a Director shall be eligible for re-appointment.

69. (A) The Directors shall be appointed or elected as set forth in Articles 63 and 64 above and shall be removed and vacancies only as specified in Articles 63 and 64 above. The appointment, removal or replacement of a Director under Articles 63 and 64 shall be made by the provision by the persons and/or entities entitled under these Articles to so appoint, remove, or replace such Director, of a written notice to such effect to the Company. Notice of appointment or removal shall become effective on the date fixed in the notice of appointment or removal, or upon delivery thereof to the Office, whichever is later. Delivery of such notice of appointment or removal via facsimile shall suffice. If a seat of the Board is vacated, and no one is entitled to replace such vacated seat, then such vacated seat shall be filled by a vote of a majority of the remaining Directors.

(B) If the office of any Director is vacated, the other Directors may act in every way and manner so long as their number does not fall below the quorum for a Board meeting. If, pursuant to the provisions herein and in the Companies Law concerning the quorum at Board meetings, the number of Directors falls below such quorum, the Directors shall be prohibited from acting except to fill the vacant places in the Board pursuant to Sub-Article 69(A) above or to convene a General Meeting of the Company.

Alternate Director

70. (A) A Director may, by a written notice to the Company, appoint any person to serve as a substitute director (the “Alternate Director”) provided that the Alternate Director is qualified pursuant to the Companies Law, to be appointed as a director. A person who already serves on the Board as a Director or an Alternate Director may be appointed as an Alternate Director.

(B) An Alternate Director shall have, subject to the provisions of the instrument by which he/she was appointed, all the powers and authorities of the director for whom he/she is serving as director, provided, however, that he/she may not in turn appoint an Alternate Director for him/herself, and shall have no standing at any meeting of the Board or any committee thereof while the director who appointed him/her is present.

(C) The provisions of these Articles with respect to the appointment of a director shall apply with respect to an appointment of an Alternate Director.

(D) The office of an Alternate Director shall be automatically vacated if his/her appointment is terminated by the Director and/or shareholder who appointed him/her in accordance with these Articles, or upon the occurrence of one of the events described in sub-Articles 71.1, 71.2, 71.3 or 71.5 below, if the office of the Director for whom he/she serves as an Alternate Director shall be vacated for any reason whatsoever.

(E) An Alternate Director may participate in and vote at a meeting of the Board only if the Director appointing such Alternate Director is absent from such meeting.

71. Subject to the provisions of these Articles and of the Companies Law, the tenure of office of a Director shall automatically be terminated upon the occurrence of any of the following events:

71.1. if he/she was declared bankrupt, or, if the Director is a corporate body - if it has voluntarily decided to wind itself up, or if a liquidation order has been issued against it;

71.2. if he/she is declared mentally incompetent;

71.3. if he/she has resigned by an instrument in writing delivered to the Company;

71.4. if his/her successor is appointed or his/her appointment is terminated pursuant to Article 69 above;

71.5. upon his/her death;

71.6. upon the liquidation of the Company;

71.7. if the shareholder who appointed such Director is no longer entitled to appoint a director as set forth in the provisions of Article 63 above.

72. A Director shall not be required to hold any qualifying shares.

73. Conflict of Interest. Subject to any necessary approvals from the Preferred Shareholders as specified in these Articles, a Director shall not be prohibited from fulfilling his/her rights and duties under these Articles or from entering into contracts with the Company whether as a seller, buyer or otherwise, and no such contract or arrangement which shall be made on behalf of the Company or in its name wherein the Director is or will be an interested party, either directly or indirectly, shall be void solely by reason of such Director’s interest therein; provided, however, that:

73.1. any transaction between a Director and the Company must be approved in accordance with the provisions of Sections 268 through 284 of the Companies Law;

73.2. under certain circumstances, all as described in Section 278 of the Companies Law, the interested director may not participate or vote at the Board meeting at which approval is sought; and

73.3. the interested Director must disclose all information as required under Section 269 of the Companies Law in connection with the substance of his interest in the transaction for which approval is sought, and must further disclose any material facts and documents relating thereto, all as set forth in the Companies Law.

The provisions of this Article 73 shall also apply to an Alternate Director.

74. Subject to any restrictions in the Companies Law, a Director may hold another paid position or function (except an auditor) in the Company or in any other company or entity in which the Company is a shareholder or in which it has some other interest, together with his/her position as a Director, upon such terms with respect to salary and other matters as may be resolved by the Board and approved by the General Meeting, to the extent such approval is required under the Companies Law.

75. Remuneration of Directors. Subject to the provisions of these Articles, a Director shall not receive a salary from the Company for his/her service as a Director, unless the General Meeting has so decided, and then in such amounts and under such terms as the General Meeting shall approve. If a Director is required to perform additional services for the Company, other than his/her regular duties as a director, the Board may decide, upon obtaining the necessary approvals and recommendations stipulated by the Companies Law, to pay him/her a special wage in addition to his/her regular salary, and the Board shall further determine the form and manner of such payment. The Directors shall be entitled to reimbursement of reasonable expenses made within the framework of their position as directors of the Company, against proper invoices.

Proceedings of the Board of Directors

76. (A) The Directors may meet in order to transact business, to adjourn their meetings or to organize themselves otherwise as they shall deem fit.

(B) A meeting of the Board at which a quorum is present may exercise all the authorities, powers and discretion vested in or exercisable by the Board under these Articles or under the Companies Law.

77. The quorum necessary for the transaction of the business by the Board shall be the majority of the Directors (present in person or represented by an Alternate Director), which majority includes at least the director appointed by Vitalife, the director appointed by IHVC and the director appointed by Yaskawa, provided that with respect to each such Preferred Director such director is then appointed and serving. If within one (1) hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the following business day, at the same place and time, or any other day, hour or place as the Chairman may determine, provided that not less than three (3) business days’ written notice shall have been provided to each of the Directors. At the adjourned meeting, if within one (1) hour from the time appointed for such second adjourned meeting, a quorum is not present, then a quorum shall be constituted if the majority of the Directors are present in person or represented by an Alternate Director. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called.

78. (A) The Board may from time to time elect one of the Directors to be Chairman of the Board, and without derogating from these Articles as to appointment and removal of Directors, decide upon the period of time he/she shall hold such an office. Such Chairman shall preside at Board meetings. However, if no Chairman is so designated or elected, or if he/she is not present at any meeting, the Board may choose another Director to serve as Chairman of that meeting. If the Chairman is no longer a Director, the appointment as Chairman shall automatically cease.

(B) The Chairman shall have no rights or privileges other than those granted to him/her as a director and shall not have an additional or casting vote.

79. Subject to any contrary resolution of the Board, any one Director may at any time call a Board meeting, and the Chairman shall be required on the request of such Directors to convene a Board meeting.

80. (A) Any notice of a Board meeting shall be given to all Directors and observers in writing and may be sent by electronic mail or facsimile, provided that the notice is given ten (10) days before the time appointed for the meeting, unless all Directors, having received a shorter notice, agree to such shorter notice or waive prior notice altogether. Such notice shall include items and subjects on the agenda in reasonable detail. Except with respect to an adjournment specified in Article 77 above and without derogating from Article 77 above, notice for adjourned meetings shall be three (3) days and written, unless all the members of the Board at that time agree to a shorter notice or waive notice altogether.

(B) Unless otherwise provided by these Articles, including in particular the provisions of Article 89, all acts and determinations of the Board shall be determined by a simple majority of those attending.

(C) Directors may participate in a Board or committee meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

81. (A) A resolution in writing signed by all the Directors or members of a committee or to which all such members have given their written consent (by letter, facsimile or electronic mail) shall be deemed to have been unanimously adopted by a meeting of the Board or any committee thereof, duly convened and held.

(B) In place of a Director, any resolution may be signed and delivered by his/her Alternate Director.

(C) This Article shall not be construed as requiring that persons signing a resolution under this Article 81 sign the same document containing the resolution; provided, however, where two or more counterpart documents are used for the purpose of obtaining signatures under this Article 81 with respect to any resolution, each such counterpart document shall be certified in advance by the Chairman to contain the correct version of the proposed resolution.

Delegation of Power of Board

82. For delegation of powers of the Board, see Article 67 above.

83. Subject to the Companies Law, all actions performed in a bona fide fashion by the Board or by any committee thereof, or by any person acting as a Director or as an Alternate Director, shall be as valid, even if at a later date a defect shall be discovered in the appointment of such Director or such person acting as aforesaid, or that all or some of them were unfit, as if each and every one of those persons shall have been duly appointed and fit to serve as a Director or Alternate Director, as the case may be.

Powers of the Board of Directors

84. The management of the business of the Company shall be vested in the Board. The Board shall be entitled to exercise all the powers and authorities that the Company has and to perform in its name all the acts that it is entitled to do according to these Articles and/or any applicable law, except for those powers that pursuant to the Companies Law or these Articles are expressly vested in the General Meeting(s). No resolution adopted by the General Meeting shall affect the legality of any prior act of the Board or any Director that would have been legal and valid, but for such resolution.

Local Management

85. The Board may, from time to time, provide for the management and transaction of the Company’s affairs in any specified locality, whether in Israel or abroad, in such manner as it deems fit, and the provisions of Article 86 below shall be without prejudice to the general powers conferred by this Article on the Board.

86. The Board may, from time to time and at any time, establish any local board or agency for managing any of the Company’s affairs in any such specified locality, and may appoint any person to be a member of such local board, or any manger or agent, and may fix their remuneration. The Board may, from time to time and at any time, delegate to any person so appointed any of the powers, authorities and discretion for the time being of any such local board to continue in his office notwithstanding any vacancy which may occur, and any such appointment or delegation may be made on such terms and subject to such conditions as the Board may deem fit, and the Board may, at any time remove any person so appointed and may annul or vary the terms of any such delegation.

President and/or CEO and/or General Manager

87. Subject to the requirements of the Companies Law and of these Articles, including in particular the provisions of Article 89:

(A) The Board may, from time to time, appoint one (1) or more persons, whether or not he/she is a Director, to serve as the President and/or CEO and/or General Manager and/or Managing Director of the Company (each an “Executive” and collectively the “Executives”), either for a fixed period of time or without limiting the time that each such Executive will stay in office, and may from time to time (subject to any provisions of any contract between such Executive(s) and the Company) dismiss such Executive(s) from their office and appoint another or others in his/her or their place.

(B) The Board may from time to time grant and bestow upon the Executive(s) those powers and authorities that it exercises pursuant to these Articles, as it shall deem fit, and may (i) grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall determine; (ii) grant such authorities, whether or not overlapping with the Board’s authorities in such area; and (iii) from time to time revoke, repeal, or modify any one or all of those authorities.

(C) Subject further to obtaining any approvals as required by the Companies Law, the Board may from time to time determine the Executive’s remuneration and its form and manner of payment.

Minutes

88. (A) The Board shall cause minutes to be taken of all General Meetings, of the appointments of officials of the Company, of Board meetings and of committee meetings that shall include the following items, if applicable:

(i) the names of the Directors, other members or the shareholders present, as applicable;

(ii) the matters discussed at the meeting;

(iii) the results of the vote;

(iv) resolutions adopted at the meeting;

(v) directives given by the meeting to the committees;

(vi) if requested, any reservation of a shareholder or Director with regard to a matter discussed or resolution passed.

(B) The minutes of any meeting shall serve as prima facie proof as to the facts in the minutes if the minutes are reviewed and approved at the next succeeding meeting and are signed by the chairman of that next succeeding meeting.

Restrictive Provisions

89. (A) Until the consummation of a QIPO, none of the shareholders of the Company, nor the Company and/or any of its subsidiaries, shall take or effect any of the following actions and/or adopt any resolution with respect thereto, without the affirmative vote or written consent of Preferred Shareholders holding at least 70% of all outstanding Preferred Shares:

(i) amending the Articles of the Company;

(ii) authorize the issuance of any equity security (or security convertible into or exercisable or exchangeable for any equity security) whose rights, preferences and privileges will rank senior to or pari passu with the Preferred B Shares, Preferred C Shares or the Preferred D Shares;

(iii) undergo an Exit Event, effect a sale of all of the outstanding share capital of the Company (via Article 20.7 or otherwise) or enter into an agreement with respect thereto, or sell, transfer, merge or otherwise dispose of any controlled or affiliated Company;

(iv) increase or decrease the size/composition of the Board;

(v) approving or effecting an IPO or an Exit Event, and the terms and conditions thereof;

(vi) the transfer or sale of a material portion of the Company’s intellectual property or grant of exclusive license thereof in the amount of more than US$50,000; provided, however, that in the event such transfer or sale is not part of an Exit Event, such transfer or sale shall also require the prior affirmative vote or written consent of Yaskawa;

(vii) any material change in the nature or character of the business conducted or proposed to be conducted by the Company; provided, however, that in the event such material change is neither part of an Exit Event nor occurs simultaneously with an IPO, such material change shall also require the prior affirmative vote or written consent of Yaskawa; and

(viii) the appointment, the removal, and the determination or modification of terms of compensation of the CEO and other senior executives.

(ix) the declaration or payment of dividends or other distribution of cash, shares, or other assets or redemption or repurchase of any securities of the Company (other than pursuant to employee benefits plans approved by the Board);

(x) appointment or removal of the Company’s Auditors.

(xi) any transaction with any shareholder, director or officer or any affiliate thereof (except for employment agreement approved in compliance with the law and the protective provisions otherwise set forth in these Articles);

(xii) increase the Company’s reserve for employee equity base plans and the grant of options or other equity based award to any employee, officer director, consultant or advisor of the Company outside of the scope of a previously approved employee equity based plan;

(B) Major Decisions of the Board

Notwithstanding the above, and until the consummation of a QIPO, the Company, and any of its subsidiaries, shall not take any of the following actions and/or adopt any resolution with respect thereto, without the affirmative vote or written consent of at least 2/3 (two thirds) of all Directors:

(i) any change of trade/business plan and annual budget in excess of US$50,000 or any material agreement other than in ordinary course of business;

(ii) introduce or effect any change in the nature of its business (including launch of any new product line (meaning for this purpose entering into a new business model)) except as provided in the business plan;

(iii) any hiring, termination, agreement, determination or variation in remuneration or making any payment, other than payments paid in accordance with his/her agreements with the Company, to or for the direct or indirect benefit of any Company’s director, senior employee with a compensation higher than Euro 100,000 per annum, including the CEO and any controlled or affiliated company:

(iv) any resolution concerning the exit strategy (i.e. IPO and/or other sale); and

(v) initiation or settling of litigation.

(C) The provisions of this Article 89 shall apply, respectively, also to each subsidiary of the Company.

Branch Registers

90. The Company may, subject to and in accordance with the provisions of the Companies Law and these Articles, keep in every other country where those provisions shall apply, branch register(s) of shareholders living in that other country as aforesaid, and exercise any other powers referred to in the Companies Law with respect to such branch registers.

Stamp and Signatory Rights

91. The Company shall have at least one (1) rubber stamp. The Board shall ensure that such stamp is kept in a safe place.

92. Subject to the provisions of Article 89 above, the Board may designate and authorize (and revoke such authorization) any person(s) (even if they are not Directors) to act and to sign in the name of the Company, and the acts and signatures of such person(s) shall bind the Company, insofar as such person(s) have acted and signed within the limits of their aforesaid authority.

93. The Company may exercise the powers conferred by Article 90 above with respect to keeping a rubber stamp for use abroad, and such powers shall be vested in the Board.

94. The printing of the name of the Company by a typewriter or by hand next to the signatures of the authorized signatories of the Company, pursuant to Article 92 above, shall be valid as if the rubber stamp of the Company was affixed.

The Secretary, Officers, and Attorneys

95. (A) The Board may, from time to time, appoint a secretary of the Company upon such conditions that it deems fit. The Board may also, from time to time, appoint an associate secretary who shall be deemed to be the secretary for the period of his/her appointment, and set the compensation for such persons.

(B) Subject to the provisions of Article 89 above, the Board may, from time to time, appoint to the Company, officers, employees, agents and consultants to, permanent, temporary or special positions, as it shall, from time to time, deem fit and determine the powers and duties and set the compensation for such persons.

96. Subject to the provisions of the Companies Law, the Board may, from time to time and at any time, authorize any company, firm, person or group of people, whether such authorization is made by the Board directly or indirectly, to be the attorneys of the Company for those purposes and with those powers, authorities and discretion that shall not exceed those conferred upon the Board or that the Board can exercise pursuant to these Articles and the Companies Law. Any such appointment shall be for such period of time and upon such conditions as the Board may deem proper, and every such authorization may contain such directives as the Board deems proper.

Dividends and Reserve Fund

97. (A) Notwithstanding anything to the contrary herein, no dividend shall be distributed by the Company without the prior written consent of the holders of the majority of the then outstanding Preferred Shares in accordance with Article 89(A) above.

(B) Dividends distributed to the holders of the Ordinary Shares and the Preferred Shares (calculated on an as-converted basis), if any, shall be distributed on a pro-rata basis.

98. (A) Subject to the provisions of Article 89 above and of the Companies Law, and without derogating from any rights or preferences of any class of shares set forth in these Articles, the profits of the Company shall be distributed to the shareholders of the Company according to the proportion of the nominal value paid up on account of the shares held by such shareholder at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value. The actual distribution, setting aside or declaration of dividend shall be made by a resolution of the Board and approved by the General Meeting.

(B) Subject to these Articles, the Board may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or a similar condition, all as may be determined by the Board. In every such case, subject to the provisions of sub-Article 98(A) above, the dividend shall be paid in respect of such a share in accordance with such a condition.

99. At the time of declaration of a dividend, the Company may decide that such a dividend shall be paid in part or in whole, by way of distribution of certain properties, especially by way of distribution of fully paid up shares or debentures or debenture stock of the Company, or by way of distribution of fully paid up shares or debentures or debenture stock of any other company or in one or more of the aforesaid ways. For purposes of any such distribution, the outstanding Preferred Shares shall be deemed to have been converted into Ordinary Shares in accordance with the then applicable Conversion Rate of each class of Preferred Shares, as of the record date designated by the Company, for the purpose of determining entitlement to participate in such distribution.

100. Subject to the provisions of Articles 89 and 97(A) above, the Board may, from time to time, pay to the shareholders on account of a forthcoming dividend such interim dividend as shall be deemed just with regard to the situation of the Company, subject to and in accordance with the provisions of Sections 301 through 307 of the Companies Law.

101. The Board may place or impose a lien on any dividend on which the Company has a charge, and it may use it to pay any debts, obligations or commitments with respect to which the charge exists.

102. A transfer of shares shall not transfer the right to a dividend that has been declared after the transfer but before the registration of the transfer. The person registered in the Shareholders Register as a shareholder on the record date appointed by the Company for that purpose shall be the one entitled to receive a dividend.

103. Without derogating from the provisions of Articles 16, 89 and 97(A) above, and upon the recommendation of the Board, the General Meeting may declare a dividend to be paid to the shareholders entitled to dividends pursuant to these Articles according to their rights and benefits in the profits and to determine the time of such payment. A dividend in excess of that proposed by the Board shall not be declared. However, the General Meeting may declare a smaller dividend or that no dividend shall be paid.

104. A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the shareholders registered in the Shareholders Register, in the manner provided for in these Articles.

105. If no other provision is given, the dividend may be paid by check or payment order to be mailed to the registered address of a shareholder or person entitled thereto in the Shareholders Register or, in the case of registered joint owners, to the addresses of one (1) of the joint owners as registered in the Shareholders Register. Every such check shall be made out to the person it is sent to. The receipt of the person who, on the date of declaration of dividend, is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

106. Subject to the provisions of Articles 89 and 97(A) above and the provisions of the Companies Law relating to the distribution of dividends:

106.1. In order to give effect to any resolution in connection with distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board may resolve any difficulty that shall arise with distribution as it shall deem necessary, especially with respect to the settlement of fractional shares and the determination of the market value of certain property for purposes of distribution, and to decide that payment in cash shall be made to the shareholder on the basis of the value determined for that purpose, or that fractions of less than one New Israeli Shekel shall not be taken into account for the purpose of coordinating the rights of all the parties. The Board shall be permitted, in this regard, to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall deem beneficial. Wherever required by the Companies Law, an agreement shall be submitted to the Israeli Registrar of Companies, and the Board may appoint a person to execute such an agreement in the name of the persons entitled to a dividend, property, fully paid up shares or debentures as aforesaid, and such an appointment shall be valid.

106.2. The Company shall not be obligated to pay interest on a dividend.

106.3. The Board may, with respect to all dividends not collected within one year after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded. The Company shall not pay interest for dividends or interest not collected.

Books of Account, Accounts and Audit

107. The Board shall cause correct and accurate accounts to be kept in accordance with the provisions of the Companies Law or any other applicable law, including accounts:

107.1. of the assets and liabilities of the Company;

107.2. of any amount of money received or expended by the Company and the matters for which such amount is expended or received; and

107.3. of all purchases and sales made by the Company.

The account books shall be kept in the Office or at such other place as the Board may deem fit. Such books shall also be open for inspection by the Board.

108. The Board shall determine from time to time, in any specific case or type of case, or generally, whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company, or any of them, shall be open for inspection by the shareholders; and no shareholder, unless such shareholder is also a Director, shall have any right of inspecting any account book or document of the Company, except as conferred by law or authorized by the Board or by the Company in a General Meeting. The aforesaid shall in no way derogate from the information and inspection rights granted by the Company under any agreement of the Company with any shareholder or prospective shareholder of the Company, including under the Series A SPA, and any such agreement shall constitute authorization of the Board and the General Meeting of such information and/or inspection rights granted thereunder.

109. The Company shall prepare annual financial reports that shall include a balance sheet, a profit and loss account and cash flow statement for the period after the preceding financial year.

110. Auditors shall be appointed and their function shall be set out in accordance with the Companies Law or any other applicable law.

Notices

111. A notice or any other document may be served by the Company upon any shareholder either personally or by sending it by first class mail, facsimile or electronic mail, addressed to such shareholder at its address, wherever situated, as appearing in the Shareholders Register.

112. All notices directed to be given to the shareholders shall, with respect to any shares to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

113. Subject to the Companies Law and these Articles, at least fourteen (14) days prior notice of convening a General Meeting shall be given to each shareholder, wherever situated, at the last address provided by the shareholder. Any shareholder registered in the Shareholders Register who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices that such Shareholder is entitled to receive according to these Articles at such address.

114. A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it by first class mail, postage prepaid, by facsimile or electronic mail, addressed to them by name, at the address, if any, in Israel furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

115. Any notice or other document if (i) served or sent by post shall be deemed to have been served or delivered ten (10) days after the time when the letter was deposited in the Israeli mail, postage prepaid for first class mail or airmail, as applicable, and addressed to each holder of record at its address appearing in the Shareholders Register; or (ii) sent via facsimile or electronic mail — shall be deemed to have been served or delivered on the first business day following the date that the electronic mail or facsimile was sent and addressed to each holder of record at its address appearing in the Shareholders Register, provided that if, in the case of notice via electronic mail, no written or electronic mail confirmation is delivered by the recipient of such notice to the sender thereof within 24 hours following the delivery of such notice, such notice shall be resent via facsimile and shall be deemed to have been served or delivered on the first business day following the date that such notice was resent via facsimile. Without derogating from the special requirements regarding confirmation of receipt of facsimile notices detailed above, in proving such service it shall be sufficient to prove that the letter, facsimile or electronic mail containing the notice was properly addressed and delivered at the post office or sent by facsimile or electronic mail.

116. (A) In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

(B) In addition to furnishing a notice pursuant to the above Article, and without derogating from such obligation, the Company may furnish a notice to the shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the Office is located, or any other place, in Israel or abroad, as the Board shall determine from time to time.

Exemption, Insurance and Indemnity

117. Indemnification. Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any other applicable law, the Company may (i) indemnify any Officer to the fullest extent permitted by the Companies Law retrospectively; and (ii) undertake, in advance, to indemnify its Officer to the fullest extent permitted by the Companies Law, with respect to an obligation or expense imposed upon him as a result of an action taken by virtue of him being an Officer as follows:

117.1. a monetary liability imposed on an Officer pursuant to a judgment in favor of another person, including a judgment imposed on such Officer in a compromise or in an arbitration decision approved by a competent court, provided that the undertaking to indemnify will be limited to (i) such events, which in the opinion of the Board, are to be expected in the light of the Company’s actual activities at the time the undertaking to indemnify is given, and

(ii) such amounts or criteria which the Board determines as being reasonable under the circumstances; and further provided that the undertaking to indemnify shall state the events, amounts and criteria referred to in 116.1 (i) and 116.1(ii) above;

117.2. reasonable litigation expenses, including attorney’s fees, which the Officer has incurred in consequence of an investigation or procedure conducted against him by an authority competent to conduct an investigation or procedure, and which was concluded without an indictment against him and without any monetary obligation imposed on him in lieu of a criminal proceeding, or which ended without an indictment against him, but with a monetary obligation imposed on him in lieu of a criminal proceeding for an offense that does not include a mens rea element;

117.3. reasonable litigation expenses, including attorneys’ fees, which the Officer has incurred or was imposed on him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge for which he was convicted but which does not include a mens rea element, or in connection with a financial sanction.

117.4. a payment which the Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, 5728-1968 (the “Securities Law”), and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’l of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

118. Insurance: Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any other applicable law, the Company may enter into an agreement to insure an Officer for any liability that may be imposed upon such Officer in connection with an act performed by him/her by virtue of his/her office, with respect to each of the following:

118.1. a breach of the duty of care of the Officer towards the Company or towards another person;

118.2. a breach of the fiduciary duty to the Company, provided that the Officer acted in good faith and with reasonable grounds to assume that the action in question would not cause harm to the Company;

118.3. a monetary obligation imposed upon the Officer for the benefit of another person.

118.4. a payment which the Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(l)(a) of the Securities Law and expenses that the Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

119. The Company may procure insurance for or indemnify any person who is not an Officer, including any employee, agent, consultant or contractor; provided, however, that any such insurance and/or indemnification is executed and procured in accordance with the provisions of these Articles and the Companies Law.

120. Subject to the provisions of the Companies Law, the Company shall exempt an Officer from all or part of his/her responsibility and/or liability for damages that may be caused due to a breach of such Officer’s duty of care towards the Company.

Reorganization of the Company

121. Subject to the provisions of Articles 16 and 89 above and subject to the rights of the Preferred Shareholders and of the Preferred Shares:

121.1. At the time of a sale of the Company’s material assets the Board may, or at the time of liquidation the liquidators may, if authorized by an Ordinary Resolution, receive shares paid in full or in part, debentures or other securities of any other company, whether already existing at that time or whether about to be established for the purpose of acquiring the property of the Company, or a part thereof;

121.2. The Board (if the profits of the Company so permit) or the liquidators (at the time of liquidation) may distribute among the shareholders the shares or aforesaid securities or any other property of the Company without realizing them, or deposit them with trustees for the shareholders.

Contributions by the Company

122. The Company may make contributions of reasonable sums and/or issue securities of the Company representing up to one percent (1%) of its issued and outstanding share capital to worthy purposes, even if such contributions are not made on the basis of business considerations.

Interpretation

123. In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

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